Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

PFIZER, INC.

as Purchaser,

and

BIND THERAPEUTICS, INC.

as Seller

Dated as of July 1, 2016

i

5.14	Absence of Undisclosed Liabilities	42
5.15	Absence of Certain Developments	42
5.16	Preemptive Rights	43
5.17	Tax Returns; Taxes	43
5.18	Employees	44
5.19	Seller Plans	45
5.20	Insurance Policies	45
5.21	No Other Representations or Warranties; Disclosure Schedules	45

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER		46
6.1	Organization	46
6.2	Authorization and Validity	46
6.3	No Conflict	47
6.4	Law and Legal Proceedings	47
6.5	Investigation by Purchaser	47
6.6	Adequate Assurances Regarding Assigned Contracts	47

ARTICLE VII. EMPLOYEES		47
7.1	Employee Matters	47
7.2	Excluded Plans	48
7.3	COBRA and Benefits Coverage	48
7.4	Other Obligations.	48
7.5	No Third-Party Beneficiaries	48

ARTICLE VIII. BANKRUPTCY COURT MATTERS		49
8.1	Competing Bid and Other Matters	49
8.2	Sale Order	50
8.3	Breakup Fee and Expense Reimbursement; Remedies	51
8.4	Seller Indemnification.	51

ARTICLE IX. COVENANTS AND AGREEMENTS		52
9.1	Conduct of Business of Seller	52
9.2	Access to Information	55
9.3	Rejected Contracts	57
9.4	Further Agreements	57
9.5	Further Assurances	57
9.6	Preservation of Records	59
9.7	Publicity	59
9.8	Notification of Certain Matters	60
9.9	Insurance Policies	60
9.10	Regulatory Affairs	60
9.11	Recharacterization	60
9.12	Sale Process	61

ARTICLE X. CONDITIONS TO CLOSING		61
10.1	Conditions Precedent to the Obligations of Purchaser and Seller	61
10.2	Conditions Precedent to the Obligations of Seller	61

10.3	Conditions Precedent to the Obligations of Purchaser	62
10.4	Failure Caused by Party’s Failure to Comply	63

ARTICLE XI. TAXES		63
11.1	Additional Tax Matters	63

ARTICLE XII. MISCELLANEOUS		64
12.1	Payment of Expenses	64
12.2	Survival of Representations and Warranties; Survival of Confidentiality	65
12.3	Entire Agreement; Amendments and Waivers	65
12.4	Counterparts	65
12.5	Governing Law	65
12.6	Jurisdiction, Waiver of Jury Trial	66
12.7	Notices	66
12.8	Binding Effect; Assignment	67
12.9	Severability	67
12.10	Non-Recourse	68
12.11	Time of the Essence	68
12.12	Miscellaneous	68

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Trademark and Domain Name Assignment

SCHEDULES

Schedule 1.1(ll)	Knowledge of Seller
Schedule 1.1(qq)	Non-Assumed Contracts
Schedule 2.1	Acquired Assets
Schedule 2.1(d)	Assigned Contracts
Schedule 2.1(k)	Subsidiaries
Schedule 2.2	Excluded Assets
Schedule 2.2(b)	Excluded Contracts
Schedule 2.3	Assumed Liabilities
Section 5.4	Permits, Government Consents and Approvals
Section 5.5	Law and Legal Proceedings
Section 5.7	Material Contracts
Section 5.8(a)(i)	Registered Intellectual Property
Section 5.8(a)(ii)	Unregistered Intellectual Property
Section 5.8(a)(iii)	Software
Section 5.8(b)	Intellectual Property
Section 5.8(c)	Intellectual Property
Section 5.8(d)	Intellectual Property
Section 5.8(e)	Intellectual Property
Section 5.8(f)	Third Party Licenses
Section 5.8(g)	Third Party Licenses
Section 5.8(h)	Intellectual Property
Section 5.8(i)	Intellectual Property
Section 5.8(j)	Intellectual Property
Section 5.8(m)	Intellectual Property
Section 5.8(n)	Intellectual Property
Section 5.8(o)	Intellectual Property
Section 5.8(p)	Intellectual Property
Section 5.8(q)	IT Assets
Section 5.9	Title to Assets
Section 5.10(a)	Real Estate Lease
Section 5.10(f)	Improvements
Section 5.11	No Brokers or Finders
Section 5.12	Financial Statements
Section 5.13(a)	Compliance with Laws; Regulatory Matters
Section 5.13(d)	Compliance with Laws; Regulatory Matters
Section 5.13(e)	Compliance with Laws; Regulatory Matters
Section 5.13(g)	Compliance with Laws; Regulatory Matters
Section 5.13(h)	Compliance with Laws; Regulatory Matters

Section 5.14	Absence of Undisclosed Liabilities
Section 5.15	Absence of Certain Developments
Section 5.17	Tax Returns; Taxes
Section 5.18(b)	Employees
Section 5.19	Seller Benefit Plans
Section 5.19(e)	Seller Benefit Plans
Section 5.20(a)	Insurance Policies
Section 5.20(b)	Insurance Policies
Schedule 9.1(a)	Conduct of Business of Seller
Schedule 9.1(b)(ix)	Certain Employees

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 1, 2016 (the “Execution Date”), is made and entered into by and among PFIZER, INC., a Delaware corporation (“Purchaser”), and BIND THERAPEUTICS, INC., a Delaware corporation (“Seller”). Certain capitalized terms used herein are defined in Article I.

RECITALS

WHEREAS, Purchaser desires to acquire substantially all of the assets of Seller used in connection with the operation of the Business on the terms and conditions set forth herein;

WHEREAS, Seller has commenced a case (the “Chapter 11 Case”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, Seller will file a motion (the “Sale Motion”) with the Bankruptcy Court seeking an order approving certain bidding procedures in connection with the sale of substantially all of Seller’s assets (the “Bidding Procedures Order”) and an order approving the sale contemplated by this Agreement (the “Sale Order”); and

WHEREAS, in connection with the Chapter 11 Case and subject to the terms and conditions contained herein and in the Sale Order approving the bid of the Purchaser as the highest or otherwise best bid by the Bankruptcy Court, and subject to the terms and conditions thereof, Seller shall transfer and assign to Purchaser, and Purchaser shall acquire and accept from Seller, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, the Acquired Assets and shall assume from Seller the Assumed Liabilities, all as more specifically provided herein and in the Sale Order.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Purchaser and Seller hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms used in this Agreement shall have the respective meanings assigned to them below:

(a) “Accounts Receivable” means (i) any and all accounts receivable, trade accounts and other amounts (including overdue accounts receivable) owed to Seller relating to, or arising in connection with the operation and conduct of, the Business and any other similar rights of Seller to payment from third parties and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered, in each case owing to Seller, and any return of premiums or other funds relating to or arising from any insurance policies listed in Section 5.20(a) of the Seller Disclosure Schedule (except with respect to insurance proceeds for which there is an administrative claim against Seller or with respect to facts, events or circumstances directly related to Excluded Assets and Excluded Liabilities arising after the Closing); (ii) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes receivable; and (iii) any and all claims, remedies or other rights relating to any of the foregoing, together with any interest or unpaid financing charges accrued thereon, in each case that have not been satisfied or discharged prior to the close of business on the day immediately preceding the Closing Date or have not been written off or sent to collection in the Ordinary Course of Business prior to the close of business on the day immediately preceding the Closing Date (it being understood that the receipt of a check prior to the close of business on the day immediately preceding the Closing Date shall constitute satisfaction or discharge of the applicable account or note receivable to the extent of the payment represented thereby), but excluding any Reimbursement Receivables and VAT Reimbursements.

(b) “Acquired Names” means the Trademarks of Seller which are exclusively used in connection with the Business.

(c) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d) “Alternative Transaction” means (i) a transaction or series of transactions pursuant to which Seller sells, transfers, leases or otherwise disposes of, directly or indirectly, all or a material portion of the Acquired Assets to a third party other than Purchaser (or an Affiliate of Purchaser), or (ii) the filing of a chapter 11 plan by Seller or anyone else that does not contemplate the sale of the Acquired Assets to Purchaser (or an Affiliate of Purchaser) in accordance with the terms hereof.

(e) “Ancillary Agreements” means, collectively, the agreements or instruments to be executed in connection with the transactions contemplated by this Agreement, including the Bill of Sale, the Assignment and Assumption Agreement, and the Trademark and Domain Name Assignment.

(f) “Auction” has that meaning ascribed to such term by the Bidding Procedures Order.

(g) “Avoidance Action” means any and all claims, rights and causes of action of Seller arising under the Bankruptcy Code or similar federal, state or local laws, including under Chapter 5 of the Bankruptcy Code and similar state laws.

(h) “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

(i) “Breakup Fee” means a cash fee equal to Five Hundred and Ninety-Two Thousand, Five Hundred United States Dollars (US$592,500.00).

(j) “Business” means the business of developing novel targeted therapeutics, primarily for the treatment of cancer.

(k) “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.

(l) “Cash and Cash Equivalents” means all of Seller’s cash (including petty cash but excluding any checks that remain uncashed or uncleared prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper and government securities and other cash equivalents.

(m) “Claim” has the meaning set forth in Section 101(5) of the Bankruptcy Code.

(n) “Code” means the Internal Revenue Code of 1986, as amended.

(o) “Contract” means any written or oral contract, lease, purchase order, service order, sales order, or instrument or other agreement, arrangement or commitment that is binding upon a Person or its property (excluding any Insurance Policies), and any amendments, modifications or supplements thereto.

(p) “Cure Costs” means the amounts necessary to cure all defaults, if any, and to pay all actual pecuniary losses, if any, that have resulted from such defaults, under the Assigned Contracts, in each case as of the Petition Date and to the extent required by Section 365(b) of the Bankruptcy Code and any Order of the Bankruptcy Court approving the assumption and assignment of the Assigned Contracts, which amounts (if not already paid or to be paid in the Ordinary Course of Business pursuant to an Order of the Bankruptcy Court) shall have been identified to Purchaser in writing.

(q) “Documents” means all of Seller’s written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to, used in, or held for use in connection with the Business or any of the Acquired Assets, in each case whether or not in electronic form.

(r) “Employee” means an individual who, as of the applicable date, is employed by, or engaged to provide services as an employee to, Seller in connection with the Business.

(s) “Encumbrance” means any lien, encumbrance, Claim, right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interest, title defect, hypothecation, easement, right of way, restrictive covenant, condition, restriction, encroachment, rights of first refusal, preemptive right, judgment, conditional sale or other title retention agreements and other imposition, imperfection or defect of title or restriction on transfer or use of any nature whatsoever, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

(t) “Environmental Laws” means all Laws relating to pollution or protection of health, natural resources or the environment, or the generation, use, treatment, storage, handling, transportation or Release of, or exposure to, Hazardous Materials, including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar U.S. or foreign federal, state, provincial and local statutes.

(u) “Environmental Permits” means all Permits issued pursuant to Environmental Laws.

(v) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any similar foreign Laws.

(w) “ERISA Affiliate” means any entity which is, or at any relevant time within the past six (6) years was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code), any of which includes or included Seller, but the term ERISA Affiliate does not include Seller.

(x) “Escrow Agent” means Prime Clerk LLC.

(y) “Escrow Agreement” means the Escrow Agreement of even date herewith entered into by and among Purchaser, Seller and the Escrow Agent, substantially in the form attached hereto as Exhibit C.

(z) “Final Order” means an Order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered by the Clerk of the Bankruptcy Court or such other court on the docket in Seller’s Chapter 11 Case or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such Order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such Order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such Order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such Order, shall not cause such Order not to be a Final Order

(aa) “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(bb) “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state, provincial or local, or any ministry agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) or any judicial, quasi-judicial or administrative body, or any regulatory body of applicable jurisdiction.

(cc) “Hazardous Materials” means petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos containing materials, and any and all materials, substance or waste now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “toxic substance,” “radioactive,” “solid wastes,” or “toxic” (or words of similar meaning) under or pursuant to or otherwise listed or regulated pursuant to any Environmental Law.

(dd) “Holdback ” means a cash amount equal to One Million Nine Hundred Seventy Five Thousand United States Dollars (US$1,975,000).

(ee) “Holdback Deposit” means a cash amount equal to the Holdback less any amounts paid out paid by the Escrow Agent in accordance with Section 8.4.

(ff) “Holdback Period” means a period starting on the Closing Date and ending on December 1, 2016.

(gg) “Indebtedness” of any Person means, without duplication, (i) the interest in respect of, principal of and premium (if any) in respect of (x) indebtedness of such Person for money borrowed and (y) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including the current portion of such indebtedness; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, goods or services; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Encumbrance (other than Permitted Encumbrances), on any property or asset of such Person (whether or not such obligation is assumed by such Person).

(hh) “Intellectual Property Rights” means all intellectual property and proprietary rights of any kind, including the following: (i) Trademarks; (ii) Patents, utility models and industrial design registrations (and all continuations, divisionals, continuations in part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (iii) copyrights and copyrightable subject matter (including any registrations and applications for any of the foregoing); (iv) Trade Secrets (wherein “Trade Secrets” means trade secrets and any other confidential or proprietary business information, including manufacturing and production processes and techniques, ideas, research and development and information related thereto, technology, drawings, formulations of products, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, know-how, proprietary processes, formulae, algorithms, models, and methodologies); (v) Software; (vi) internet addresses, uniform resource locaters, domain names, websites and web pages; (vii) goodwill related to all of the forgoing; and (viii) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associated therewith.

(ii) “Inventory” means all raw materials, work-in-process, finished goods, supplies, samples (including samples held by sales representatives), components, packaging materials, and other inventories to which Seller has title that are in the possession or custody of Seller or, solely with respect to inventories to which Seller has title, any third party to the extent used or held for use in connection with any of the Acquired Assets or the Business.

(jj) “IT Assets” means all of Seller’s computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation that are used, or held for use, in connection with the operation of the Business.

(kk) “Key Employees” means those Employees of Seller designated in a writing to be delivered by Purchaser to Seller no later than July 11, 2016, as being critical to the ongoing operation of the Business from and after Closing, and with respect to which the entry of employment agreements between such Employees and Purchaser on terms and conditions satisfactory to Purchaser shall be a condition hereunder to Purchaser’s obligation to consummate the transactions contemplated by this Agreement (unless waived by Purchaser in accordance herewith).

(ll) “Knowledge of Seller” (or “Seller’s Knowledge”) means the actual knowledge, after reasonable inquiry (“knowledge” for the avoidance of doubt shall include such inquiry that a prudent business person would have made in order to gain full understanding and determination of the accuracy of such fact or matter), of those persons listed on Schedule 1.1(ll).

(mm) “Laws” (and each, a “Law”) means all federal, state, provincial, local or foreign laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, Orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards of, or issued, promulgated, enforced or entered by, any and all Governmental Bodies, or court of competent jurisdiction, or other legal requirement or rule of law, including common law.

(nn) “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

(oo) “Liability” means, as to any Person, any debt, adverse claim, liability, duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, including all costs and expenses relating thereto.

(pp) “Material Adverse Effect” means any change, effect, event, occurrence, development, circumstance or state of facts (i) which has had or would reasonably be expected to have a materially adverse effect on the business, properties, operations or financial condition of the Business or Seller, or which would materially impair Seller’s ability to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) which could reasonably be expected to result in criminal proceedings against Seller or, with respect to the Business, against any current director or officer of Seller; provided, however, that changes in the business, properties, operations or financial condition of the Business or Seller arising by reason of any of the following shall not constitute a material adverse effect under clause (i) above: (A) the filing of a voluntary petition under Chapter 11 of the Bankruptcy Code or the effect, directly or indirectly, of such filing; (B) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates; (C) factors generally affecting the industries or markets in which Seller operates; (D) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Seller conducts its Business; (E) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (F) changes in, or required by, applicable Law or GAAP; and (G) any action taken by Seller or its Affiliates at the express written request of Purchaser or its Affiliates; except, in the cases of clauses (B), (C), (D), (E) and (F), to the extent that Seller is disproportionately affected thereby as compared with other participants in the geographic regions or industries in which Seller operates.

(qq) “Non-Assumed Contracts” means any Contracts to which Seller is a party but that are not Assigned Contracts, including, without limitation, the Contracts set forth on Schedule 1.1(qq).

(rr) “Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, verdict, ruling, subpoena, or award entered by or with any Governmental Authority (whether temporary, preliminary or permanent).

(ss) “Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business consistent with past practice and in accordance with applicable Law.

(tt) “Patents” means all patents, registrations, invention disclosures and patent applications, including divisionals, provisionals, non-provisionals, continuations, continuations-in-part, renewals, supplementary protection certificates, extensions, reissues and reexaminations thereof, and all patents that may issue on such applications in any patent office in any country in the world.

(uu) “Permits” means all licenses, permits (including environmental, construction and operation permits), provider numbers, franchises, certificates, approvals, consents, waivers, clearances, exemptions, classifications, registrations, orders and other similar documents and authorizations issued by any Governmental Body and/or any self-regulatory body or organization to or for the benefit of Seller and used, or held for use, in connection with the operation of the Business or applicable to ownership of the Acquired Assets or assumption of the Assumed Liabilities.

(vv) “Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes, assessments and other Governmental Body charges that are not yet due and payable; (b) mechanics’, materialmen’s, warehouseman’s and similar Encumbrances that relate to Assumed Liabilities; (c) such covenants, conditions, restrictions, easements, encroachments or encumbrances, or any other state of facts, that do not materially interfere with the present occupancy of the Leased Real Property or the use of such Leased Real Property; (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental

Body having jurisdiction over real property; and (e) a lessor’s interest in, and any mortgage, pledge, security interest, Encumbrance (statutory or other) or conditional sale agreement on or affecting a lessor’s interest in, property underlying the Real Estate Lease or leases for personal property.

(ww) “Person” means an individual, corporation, partnership, limited liability company, unlimited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.

(xx) “Petition Date” means the date on which Seller commenced the Chapter 11 Case.

(yy) “Real Estate Lease” means all of Seller’s rights, title and interests under that certain lease of real property located at 325 Vassar Street, Cambridge, Massachusetts 02139 leased by Seller.

(zz) “Regulatory Negative Event” means any current, pending or threatened, claim, suit, proceeding, hearing, enforcement action, audit, investigation, arbitration, injunction, order, notice, or other action, whether informal or formal, from any Governmental Body, including, without limitation, the FDA, the Centers for Medicare & Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General, alleging material non-compliance by, or liability of, Seller under any Health Care Laws.

(aaa) “Regulatory Approvals” means any consents, waivers, approvals, Orders, Permits or authorizations of any Governmental Body required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder.

(bbb) “Reimbursable Expenses” means and includes all reasonable out-of-pocket costs, fees and expenses incurred or to be incurred by Purchaser or its Affiliates in connection with evaluating, negotiating, documenting and performing the transactions contemplated by this Agreement (including fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by Purchaser or its Affiliates in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement, the transactions contemplated hereby, including the Chapter 11 Case and other judicial and regulatory proceedings related to such transactions); provided, that, the Reimbursable Expenses shall not exceed Two Hundred and Fifty Thousand United States Dollars (US$250,000).

(ccc) “Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

(ddd) “Sale Hearing” means the hearing before the Bankruptcy Court to approve this Agreement and seeking entry of the Sale Order.

(eee) “Sale Motion” means the motion to be filed with the Bankruptcy Court entitled Motion, Pursuant to Bankruptcy Code Sections 105(a), 363, 365, 503, and 507 and Bankruptcy Rules 2002, 3007, 6004, 6006, 9007, and 9014, for Entry of (A) Order (I) Approving Bidding Procedures in Connection with Sale of Assets of the Debtor, (II) Approving Form and Manner of Notice, (III) Scheduling Auction and Sale Hearing, (IV) Authorizing Procedures Governing Assumption and Assignment of Certain Contracts and Unexpired Leases, and (V) Granting Related Relief issued by the Bankruptcy; and (B) Order (I) Approving Purchase Agreement, (II) Authorizing Sale Free and Clear of All Liens, Claims, Encumbrances, and Other Interests, and (III) Granting Related Relief, including all exhibits, schedules and attachments thereto, all of which shall be in form and substance reasonably acceptable to Purchaser.

(fff) “Seller Intellectual Property Rights” means all Intellectual Property Rights owned by Seller, licensed by Seller to use, or which the Seller has the right to use necessary for the conduct of the Business substantially in the manner currently conducted.

(ggg) “Seller Plan” means (i) whether or not they are subject to ERISA, all material “employee benefit plans” (as defined in Section 3(3) of ERISA), including all employee benefit plans which are “pension plans” (as defined in Section 3(2) of ERISA) and any other material written employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, critical illness, sick leave, death benefit, hospitalization, welfare benefit, employment insurance, weekly indemnity, supplemental unemployment benefit, group or individual health, dental, medical, life insurance, survivor benefit, deferred compensation, profit sharing, retirement, bonus or other incentive compensation, deferred compensation, equity based compensation arrangements or policies) and (ii) all written employment, termination, bonus, severance, change in control or other similar contracts (other than those just offering at-will employment without severance), in each case with respect to which Seller has any Liability or obligation with respect to current or former directors, officers, consultants and Employees.

(hhh) “Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

(iii) “Subsidiary” means, with respect to any Person, (a) any other Person that directly, or indirectly through one or more intermediaries, is controlled by such Person; or (b) any other Person where a majority of its equity interests are held, directly, or indirectly through one or more intermediaries, by such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “controlled”)

means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(jjj) “Tax” and “Taxes” mean any and all taxes, charges, fees, tariffs, duties, impositions, levies or other assessments, imposed by any Laws or Governmental Body, and including any interest, penalties or additional amounts attributable to, imposed upon, or with respect thereto.

(kkk) “Tax Period” means any period prescribed by any Laws or Governmental Body for which a Tax Return is required to be filed or a Tax is required to be paid.

(lll) “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including attachments thereto and amendments thereof.

(mmm) “Trademarks” means trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, and other similar designations of source or origin, including unregistered and common law rights in the foregoing, together with all translations, adaptations, derivations, and combinations thereof, all goodwill connected with the use thereof and symbolized thereby, and all registrations and applications to register the foregoing, and all renewals thereof, in any country in the world.

(nnn) “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §2101 et seq, or any applicable similar state, provincial or local law which impose obligations in circumstances of mass termination.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Acquired Assets	2.1
Acquired Intellectual Property Rights	2.1(f)
Agreement	Preamble
Allocation Schedule	11.1(b)
Assigned Contract Assumption Notice	2.8(a)
Assigned Contracts	2.1(d)
Assignment and Assumption Agreement	4.2(b)
Assumed Liabilities	2.3
Audited Financial Statements	5.12
Back-up Bidder	8.1(c)

Term	Section

Balance Sheet Date	5.12
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bill of Sale	4.2(a)
Chapter 11 Case	Recitals
Closing	4.1
Closing Date	4.1
COBRA Continuation Coverage	7.3
Competing Bid	8.1(b)
Deposit Escrow	3.2(a)
Equipment	2.1(b)
Exceptions	5.2
Excluded Assets	2.2
Excluded Corporate Records	2.2(j)
Excluded Liabilities	2.4
Excluded Plans	2.4(f)
Execution Date	Preamble
Executory Contract List	2.7(a)
FDA	5.13(c)
FDCA	5.13(a)
Financial Statements	5.12
Health Care Laws	5.13(a)
Improvements	2.1(b)
Insurance Policies	5.20(a)
Interim Financial Statements	5.12
IP Contracts Leased Real Property	2.1(d) 2.1(a)
Material Contracts	5.7(a)
Named Insured	4.2(h)
Original Agreement	Recitals
Outside Back-up Date	8.1(c)
Outside Date	4.4(b)
Prevailing Bidder	8.1(c)
Purchase Price	3.1(a)
Purchaser	Preamble
Purchaser Disclosure Schedule	ARTICLE VI
Recharacterization	9.12
Reimbursement Receivables	2.2(q)
Representatives	9.2(a)
Safety Notices	5.13(f)
Sale Order	8.2

Term	Section

Seller	Preamble
Seller Broker Fee	5.11
Seller Disclosure Schedule	ARTICLE V
Seller Registered Intellectual Property Rights	5.8(a)
Seller Software	5.8(a)
Straddle Period	11.1(b)
Subsidiary Equity Interest	2.1(v)
Third Party Claim	12.3(a)
Third Party Insurance Policies	5.20(c)
Transfer Tax	11.1(a)
Transferred Employee	7.1
VAT Receivables	2.2(p)

ARTICLE II.

ACQUISITION AND TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Acquisition and Transfer of Acquired Assets. At the Closing, and upon the terms and conditions set forth herein and in the Sale Order, Seller shall transfer, assign, convey and deliver to Purchaser or one or more of its designated Affiliates, and Purchaser or one or more of its designated Affiliates shall acquire and accept from Seller, all of Seller’s rights, title, and interests in, to and under (in each case free and clear of any and all Encumbrances, other than Permitted Encumbrances and Assumed Liabilities) the Acquired Assets. “Acquired Assets” shall mean all property, assets and rights, other than Excluded Assets, owned, leased or held for use by Seller, used or useful in or held for use in the Business of every kind, character and description, including all direct or indirect, rights, title, and interests of Seller in, to and under all the tangible and intangible, real and personal, assets, properties, rents, Claims and contracts of Seller, to the extent transferable, wheresoever located, whether carried on the books of Seller or not carried on the books of Seller, due to expense, full depreciation or otherwise, used or useful in or held for use in the Business, including, without limitation, the following:

(a) the Real Estate Lease and all rights thereunder and in connection therewith, excluding rights to security deposits related thereto (the real property leased by Seller pursuant to the Real Estate Lease, the “Leased Real Property”) to be returned to Seller as soon as reasonably practicable after April 30, 2017 in accordance with the current terms of the Real Estate Lease;

(b) all of: (i) Seller’s rights, title and interests to the buildings, improvements and furnishings, fixtures and equipment now or hereafter located on the Leased Real Property, subject to limitations set forth in the Real Estate Lease (collectively, the “Improvements”); (ii) Seller’s equipment, security devices, furniture, fixtures, tools and other personal property now or hereafter owned or held by Seller, but excluding any of the foregoing items under leases or similar contracts not constituting Assigned Contracts (collectively, the “Equipment”); and (iii) any rights of Seller to the warranties and licenses received from manufacturers and sellers of the Equipment, Improvements or any component thereof;

(c) [reserved];

(d) all of Seller’s rights and interests under those Contracts listed on Schedule 2.1(d) (together with the Real Estate Lease, the “Assigned Contracts”);

(e) all of Seller’s rights and interests: (i) in the Inventory; and (ii) in and to the warranties received from vendors or suppliers with respect to such Inventory;

(f) all Seller Intellectual Property Rights (including for the avoidance of doubt the Acquired Names), together with all of Seller’s documentation (in any form or medium) relating thereto, and all of Seller’s physical embodiments thereof (the “Acquired Intellectual Property Rights”); provided that, to the extent that Seller Intellectual Property Rights cannot be transferred to Purchaser, Seller shall be deemed to have granted to Purchaser an exclusive (even as to Seller), royalty-free right and license to use, commercialize, manufacture, market and otherwise exploit such Intellectual Property Rights from and after the Closing Date, to the fullest extent permitted by applicable Law, including the right to sue and otherwise recover for past, present and future infringements, misappropriations, dilutions, and other violations thereof;

(g) all Software owned by Seller;

(h) all rights and interests of Seller under any Permits (to the extent transferable);

(i) all of Seller’s instruments, Accounts Receivable (whether current or noncurrent), rebates, refunds, unbilled costs and fees attributable to the Business or the Acquired Assets and all causes of action specifically pertaining to the collection of the foregoing, and any other receivables of Seller, in each case arising prior to or on the Closing Date;

(j) [reserved];

(k) [reserved];

(l) all Documents, copies of all Tax Returns and Tax records of Seller related to Taxes arising in connection with the Acquired Assets, and all books and records of Seller relating to any Acquired Asset or Assumed Liability;

(m) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax Period (or portion thereof) ending on or before the Closing Date;

(n) [reserved];

(o) [reserved];

(p) all office supplies, stationary, forms, labels, shipping materials, brochures, art work, photographs, production supplies, other miscellaneous supplies, and other tangible property of any kind wherever located, including all property of any kind located in any building, office or other space leased, owned, or occupied by Seller or in any warehouse where any of Seller’s properties and assets may be situated;

(q) [reserved];

(r) the right to receive and retain mail and other communications;

(s) [reserved];

(t) all goodwill and other intangible assets including correspondence with present or prospective customers and suppliers, advertising materials, software programs, telephone exchange numbers, and other similar intangible assets associated with the Business and the Acquired Assets (to the extent transferable), including customer and supplier lists provided that, to the extent such intangible assets cannot be transferred to Purchaser, Seller shall be deemed to have granted to Purchaser an exclusive, royalty-free right and license to use such intangible assets from and after the Closing Date, to the fullest extent permitted by applicable Law and the underlying agreements, as applicable;

(u) [reserved];

(v) [reserved];

(w) [reserved];

(x) all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and any other person or entity to the extent relating to products sold, or services provided, to Seller or to the extent affecting any Acquired Assets, other than any warranties, representations and guarantees relating solely to any Excluded Assets;

(y) all telephone numbers, fax numbers, e-mail addresses, websites, URLs and internet domain names; and

(z) the assets, if any, listed on Schedule 2.1 (regardless of whether such assets are covered by any of the foregoing).

Notwithstanding anything to the contrary, Acquired Assets shall not include any of the Excluded Assets.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets are the only properties, rights and assets transferred to, or otherwise acquired by, Purchaser under this Agreement. Without limiting the generality of the foregoing, the Acquired Assets do not include (i) any right, title, or interest of any Person other than Seller in any property or asset or (ii) the properties and assets of Seller listed or described below in this Section 2.2 (all properties and assets not being acquired by Purchaser are herein collectively referred to as the “Excluded Assets”):

(a) the Purchase Price (excluding any portion of the Holdback distributed by the Escrow Agent to the Purchaser in accordance with Section 8.4);

(b) all of Seller’s rights and obligations under Contracts that are not Assigned Contracts, including any Contracts set forth on Schedule 2.2(b);

(c) all of Seller’s rights and interests under any Permits that are not Acquired Assets;

(d) any assets and associated Claims or rights arising out of the Excluded Liabilities, including rights relating to prepaid expenses, refunds or adjustments (except to the extent described in Section 2.1(m);

(e) all rights of Seller arising under this Agreement and the Ancillary Agreements;

(f) all (i) Avoidance Actions and (ii) rights, Claims or causes of action of Seller against individuals who were officers or directors of Seller prior to the Closing Date;

(g) all good faith or other bid deposits submitted by any third party;

(h) any and all privileges of Seller with any of its professionals including attorneys, accountants, and other advisors, whether related to attorney-client privilege, attorney work product, or otherwise;

(i) all company Tax Returns or Tax records (other than those described in Section 2.1(l)), seals, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence, or capitalization of Seller, as well as any other records or materials that relate exclusively to any other Excluded Asset or Excluded Liability (the “Excluded Corporate Records”); provided that, Seller shall provide Purchaser with reasonable access to, and copies of, any Excluded Corporate Records;

(j) all rights and benefits under director and officer Insurance Policies;

(k) the stock and other equity interests or securities, including promissory notes, issued by each Subsidiary of Seller listed on Schedule 2.1(k);

(l) all security and utility deposits, other deposits, credits, allowance, prepaid assets, or charges, rebates, setoffs, prepaid expenses, prepaid professional expenses, and other prepaid items; and any restricted cash Seller is required to maintain in connection with Seller’s insurance programs or policies that represent prepayments and similar items;

(m) all Cash and Cash Equivalents, including any cash tendered as part of the Purchase Price (excluding any portion of the Holdback distributed by the Escrow Agent to the Purchaser in accordance with Section 8.4);

(n) all bank accounts and lock boxes of Seller;

(o) the stock and any other equity interests or securities in BIND Biosciences Security Corporation and BIND (RUS), LLC;

(p) all value-added tax reimbursements (“VAT Reimbursements”);

(q) all reimbursement receivables from Pfizer Inc. and AstraZeneca plc (“Reimbursement Receivables”);

(r) the Seller Plans, and any associated funding media, assets, reserves, credits and service agreements, and all Documents created, filed or maintained in connection with the Seller Plans and any applicable insurance policies related thereto;

(s) all of Seller’s rights and interests in and to the assets listed on Schedule 2.2;

(t) Seller’s rights and benefits under any Insurance Policies, including, without limitation, (i) all proceeds from Insurance Policies, and (ii) all claims, demands, proceedings and causes of action asserted by Seller under any Insurance Policies related to an event occurring prior to Closing and (iii) any letters of credit related thereto;

(u) all promotional allowances and vendor rebates and similar items; and

(v) all rights, Claims or causes of action of Seller against other parties arising out of events occurring prior to the Closing (including, for the avoidance of doubt, rights, Claims or causes of action arising out of events occurring prior to the Petition Date) other than those Acquired Assets set forth in Section 2.1(x).

2.3 Assumption of Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, in consideration for the assignment, conveyance, transfer and delivery of the Acquired Assets to Purchaser, Purchaser shall assume only the following Liabilities as set forth on Schedule 2.3 (collectively, the “Assumed Liabilities”):

(a) the Liabilities of Seller under the Assigned Contracts solely to the extent arising after the Closing and not arising out of or relating to events occurring or facts existing at or prior to the Closing Date (specifically excluding the Excluded Assets arising from and after the Closing Date); provided however, Purchaser is not assuming any Liabilities of Seller in respect of breach of or default under, or noncompliance with any Acquired Contract that occurs during or is related to the period prior to the Closing to the extent such Liabilities do not exceed the Holdback Deposit;

(b) [reserved];

(c) the Liabilities arising in connection with the use and operation of the Leased Real Property from and after the Closing Date and not arising out of or relating to events occurring or facts existing at or prior to the Closing; provided however, Purchaser is not assuming any Liabilities of Seller in respect of breach of or default under, or noncompliance with the Leased Real Property that occurs during or is related to the period prior to the Closing Date to the extent such Liabilities do not exceed the Holdback Deposit;

(d) [reserved];

(e) the Liabilities relating to or arising from the Acquired Assets solely to the extent arising from the period commencing after the Closing Date;

(f) [reserved];

(g) [reserved];

(h) [reserved]; and

(i) the Liabilities assumed pursuant to Section 7.4.

Notwithstanding anything in this Agreement to the contrary, Seller hereby acknowledges and agrees that Purchaser is not assuming from Seller, nor is in any way responsible for, the Excluded Liabilities. The transactions contemplated by this Agreement shall in no way expand the rights or remedies of any third party against any of Purchaser or Seller as compared to the rights and remedies that such third party would have had against Seller absent the Chapter 11 Case had Purchaser not assumed such Assumed Liabilities as set out above. Other than the Assumed Liabilities assumed by Purchaser, Purchaser is not assuming and shall not be liable for any liabilities or obligations of Seller.

2.4 Excluded Liabilities. Except for the Assumed Liabilities assumed by Purchaser, Purchaser shall not assume or be liable for or bound by any Liability of Seller, including any duties, responsibilities, liabilities, assessments, penalties or obligations of any kind or nature, whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether contingent or non-contingent, presently in existence or arising hereafter, disputed or undisputed, liquidated or unliquidated, at Law or in equity or otherwise, including any Liability based on successor liability theories (herein referred to as the “Excluded Liabilities”), including without limitation the following specific Liabilities to the extent they do not otherwise constitute Assumed Liabilities:

(a) any and all Liabilities of Seller under any Contract of Seller that is not an Assigned Contract whether accruing prior to, at, or after the Closing Date (except as set forth in Section 2.7);

(b) any and all Liabilities for Taxes (i) of Seller (including Taxes of any other Person as a transferee or successor, by Law, Contract or otherwise) for any Tax Period or (ii) arising from or with respect to the Acquired Assets or the Business for any Tax Period (or any portion thereof) ending on or prior to the Closing Date;

(c) any and all Liabilities for any Indebtedness or obligation for borrowed money of Seller;

(d) any and all Liabilities arising under any Environmental Law or any other Law in connection with any environmental, health, or safety matters, including as a result of any action or inaction of Seller or of any third party relating to the storage, use, or operation of the Acquired Assets on or prior to the Closing Date;

(e) any and all Liabilities for: (i) costs and expenses incurred by Seller or owed in connection with the administration of the Chapter 11 Case (including the U.S. Trustee fees, the fees and expenses of attorneys, accountants, financial advisors, consultants, and other professionals retained by Seller, and any official or unofficial creditors’ committee, the fees and expenses of the pre-petition lenders incurred or owed in connection with the administration of the Chapter 11); and (ii) all costs and expenses of Seller incurred in connection with the negotiation, execution, and consummation of the transactions contemplated under this Agreement;

(f) any Liabilities arising from or with respect to each Seller Plan (the “Excluded Plans”);

(g) any and all Liabilities in any way attributable to (i) the employment or service of current or former employees, officers or directors of Seller or any current or former Subsidiary of Seller, regardless of whether such Liability is attributable to the period before, on or after the Closing Date, or (ii) the employment of Employees to the extent attributable to the period at or before the Closing;

(h) any and all Liabilities arising out of related to the Excluded Assets;

(i) any and all Liabilities arising from or related to the operation or condition of the Acquired Assets or the Assumed Liabilities prior to the Closing or facts,

actions, omissions, circumstances or conditions existing, occurring or accruing with respect to the Acquired Assets or the Assumed Liabilities prior to the Closing;

(j) any and all Liabilities relating to Seller’s trade payables and other accounts payable, except as described in Section 3.1;

(k) any and all Liabilities relating to complaints, causes of action, litigation or similar matters instituted against Seller relating to or arising out of any actions, omissions, circumstances or conditions or events occurring prior to the Closing Date;

(l) the Liabilities of Seller for Transfer Taxes under Section 11.1(a);

(m) any and all Liabilities for aggregate Cure Costs not to exceed $5,000,000.00 in the aggregate;

(n) any Liabilities which Purchaser may or could become liable for as a result of or in connection with any “de facto merger” or “successor-in-interest” theories of liability; and

(o) any Liability not expressly included among the Assumed Liabilities and specifically so assumed.

2.5 Assignment of Contracts and Rights. To the maximum extent permitted by the Bankruptcy Code, the Acquired Assets, including without limitation Assigned Contracts, shall be assumed by and assigned to Purchaser pursuant to Section 365 of the Bankruptcy Code as of the Closing Date or such other date as specified in an Order of the Bankruptcy Court.

2.6 Limitations on Assignability.

(a) This Agreement and the instruments and documents executed and delivered herewith will constitute an assignment of all Acquired Assets; provided that neither this Agreement, nor any of the instruments or documents executed and delivered in connection herewith or contemplated hereby, shall constitute an assignment or assumption of any Acquired Asset, or an attempted assignment or an attempted assumption thereof, to the extent that, without the consent of a third party, such assignment or attempted assignment, or assumption or attempted assumption, would constitute a breach thereof or in any way materially and adversely affect the rights of Purchaser or Seller thereunder, unless otherwise provided under the Bankruptcy Code, the Sale Order or other applicable Law. If, with respect to any material Acquired Asset such consent is not obtained or such assignment is not attainable pursuant to the Bankruptcy Code or the Sale Order, then Purchaser shall have the option to either (i) terminate this Agreement pursuant to Section 4.4(k) or (ii) proceed with Closing with respect to the remaining Acquired Assets with an appropriate reduction in the Purchase Price (or determined in an Order of the Bankruptcy Court), and such Acquired Asset shall not be transferred hereunder.

(b) With respect to such non-assignable or non-assumable Acquired Assets that are Assigned Contracts, Seller hereby appoints, effective as of the Closing Date, Purchaser as Seller’s agent and attorney-in-fact, effective as of the Closing Date, to act for Seller in obtaining the benefits and performing Seller’s obligations under such Assigned Contracts, but only to the extent any action to obtain such benefits and any such delegation of duties may be made without violation or breach thereof and, in each case, at the sole cost and expense of Purchaser without any Liability of Seller. In addition, until the impracticalities of assignment referred to in this Section 2.6 hereof are resolved, Seller shall use its commercially reasonable efforts, at Purchaser’s sole cost, to (i) provide Purchaser the benefits of any Acquired Asset referred to in this Section 2.6, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, and (iii) enforce, for the account and benefit of Purchaser, any and all rights of Seller arising from the Acquired Assets referred to in this Section 2.6 against such issuer thereof and all other parties thereto (including the right to elect to terminate any Contract in accordance with the terms thereof on the request of Purchaser). To the extent that Purchaser enjoys the benefits thereunder and to the extent permissible without violation or breach thereof, Purchaser shall perform, on behalf of Seller, for the benefit of the issuer thereof and/or all other parties thereto, the obligations of Seller under the Acquired Assets referred to in this Section 2.6 or in connection therewith.

2.7 Executory Contract Designation.

(a) No later than the date of the service of the Executory Contract List upon all necessary parties pursuant to Section 2.7(b) hereof, Seller shall deliver to Purchaser a true, correct and complete list of all material Contracts that are executory Contracts or unexpired leases related to the Acquired Assets or otherwise used in connection with the Business (the “Executory Contract List”). The Executory Contract List shall list the monetary amounts that Seller believes are the Cure Costs and such other commercial information related to the Contracts listed thereon as shall be reasonably requested by Purchaser. Seller shall also provide, together with the Executory Contract List, a list of any nonmonetary obligations that Seller believes must be otherwise satisfied, including pursuant to Section 365(b)(1)(A) and (B) of the Bankruptcy Code, in order for Purchaser to take assignment of the Assigned Contracts pursuant to this Agreement.

(b) No later than July 7, 2016, a copy of the Executory Contract List shall be properly served on all necessary parties, including all counterparties to each Contract.

(c) [reserved].

(d) Notwithstanding anything in this Agreement to the contrary, Purchaser may (i) revise any schedule (other than the Seller Disclosure Schedule) setting forth the Acquired Assets and the Excluded Assets to (A) include in the definition of Acquired Assets (pursuant to the applicable schedule) and to exclude from the definition of Excluded Assets, any Contract of Seller not previously included in the Acquired Assets, at any time prior to the Auction, subject to the Cure Cap, and require Seller to give notice to the parties to any such Contract and (B) exclude from the definition of Acquired Assets (pursuant to the applicable schedule) and to include in the definition of Excluded Assets, any Contract of Seller previously included in the Acquired Assets and not otherwise included in the definition of Excluded Assets, at any time on or prior to the Auction and (ii) include in the definition of Assumed Liabilities any Liabilities relating to Seller’s trade payables and other accounts payable at any time on or prior to the Auction. If any Contract is excluded from the Acquired Assets as permitted by this Section 2.7(d), all Liabilities to third parties arising under such Contract shall be Excluded Liabilities. Without limiting any of Purchaser’s rights pursuant to this Section 2.7(d), in the event that the Sale Order does not approve the assignment or transfer of one or more of the Assigned Contracts to Purchaser as Acquired Assets, then Purchaser shall have the option to either (i) terminate this Agreement pursuant to Section 4.4(k) or (ii) proceed with Closing with respect to the remaining Acquired Assets with an appropriate reduction in the Purchase Price (as agreed by Seller and Purchaser or as determined in an Order of the Bankruptcy Court), and exclude any or all such Assigned Contracts from the Acquired Assets.

(e) Seller shall be obligated to pay at Closing any undisputed Cure Costs associated with the assumption of such Assigned Contract and any disputed Cure Costs shall be paid by Seller at the appropriate time set forth in any Order of the Bankruptcy Court or mutual agreement between Seller and the non-Seller counterparty to the applicable Assigned Contract provided that such undisputed and disputed Cure Costs do not exceed $5,000,000 in the aggregate (the “Cure Cap”).

(f) Notwithstanding anything contained herein to the contrary, Purchaser shall only take assignment of Contracts designated by Purchaser as Assigned Contracts pursuant to this Section 2.7.

2.8 Additional Assigned Contracts.

(a) Prior to the Closing Date, Purchaser may designate a Non-Assumed Contract to be an Assigned Contract, by one or more written notices to Seller (each an “Assigned Contract Assumption Notice”). As soon as practicable after receiving any Assigned Contract Assumption Notice, Seller shall take all actions reasonably necessary to assume and assign to Purchaser pursuant to Section 365 of the Bankruptcy Code all Non-Assumed Contracts set forth in such Assigned Contract Assumption Notice. The Cure Costs with respect to any Non-Assumed Contract that becomes an Assigned Contract shall be paid by Seller, subject to the Cure Cap, upon the later of (a) as soon as practicable after such Cure Costs are finally determined by the Bankruptcy Court and (b) as soon as practicable after the effectiveness of the assumption and assignment of such Assigned Contract. Seller and Purchaser acknowledge and agree that the agreements and covenants in this Section 2.8(a) shall survive the Closing. Notwithstanding anything in this Agreement to the contrary, on the date that any Non-Assumed Contract is assumed and assigned to Purchaser pursuant to this Section 2.8(a), such Non-Assumed Contract shall thereafter be deemed an Assigned Contract for all purposes under this Agreement. Any Non-Assumed Contract for which Purchaser has not provided an Assigned Contract Assumption Notice prior to the Closing Date shall be automatically deemed to be a Non-Assumed Contract, which Seller may reject or seek to reject without any further consent of Purchaser. The obligations of Seller under this Section 2.8(a) are subject to Section 365(d)(4) of the Bankruptcy Code and any extension provided or obtained thereunder.

(b) Seller shall not reject any Non-Assumed Contract until earliest of (x) the Closing Date; and (y) the date on which Purchaser delivers notice to Seller that it no longer objects to the rejection of such Non-Assumed Contract. A Non-Assumed Contract shall not be considered an Assigned Contract unless expressly assumed and assigned pursuant to Section 2.8(a).

(c) To the extent that the need for Bankruptcy Court approval delays the assumption or rejection of any Contract, Seller shall take all commercially reasonable efforts to gain all necessary approvals, including as required under Section 365(d)(4) of the Bankruptcy Code, until the Closing Date with respect to any particular Contract.

ARTICLE III.

CONSIDERATION

3.1 Consideration.

(a) The aggregate consideration (collectively, the “Purchase Price”) to be paid for the acquisition of the Acquired Assets shall be an amount in cash equal to Nineteen Million, Seven Hundred and Fifty Thousand United States Dollars (US$19,750,000.00) payable in accordance with the terms and conditions set forth in this Section and Section 4.1:

(b) In addition to the foregoing consideration, as consideration for the grant, sale, assignment, transfer and delivery of the Acquired Assets, Purchaser shall assume and discharge the Assumed Liabilities as set forth in Section 2.3.

(c) The Purchase Price shall be satisfied at the Closing, subject to the terms and conditions contained in this Section 3 and Section 4.1, as to the amount of the Assumed Liabilities described in Section 2.3, by assuming such Assumed Liabilities pursuant to the Assignment and Assumption Agreement.

3.2 Deposit Escrow.

(a) On or before July 6, 2016, Purchaser shall execute and deliver to Seller the Escrow Agreement and deposit with the Escrow Agent Nine Hundred and Eighty-Seven Thousand Five Hundred United States Dollars (US$987,500.00) (the “Deposit Escrow”) (for the avoidance of doubt, the Escrow Deposit shall be withheld from the Purchase Price in accordance with the terms and conditions of this Agreement and shall not be in addition to the Purchase Price.).

(b) The Deposit Escrow shall be held and disbursed pursuant to the terms of the Escrow Agreement and this Agreement, including:

(i) if the Closing shall occur, then the Deposit Escrow, together with all accrued investment income or interest thereon, shall be paid to Seller and included as part of (and not in addition to) the Purchase Price;

(ii) if this Agreement is terminated pursuant to and in accordance with Section 4.4(a), Section 4.4(b), Section 4.4(c), Section 4.4(d), Section 4.4(e), Section 4.4(f), Section 4.4(g), Section 4.4(i) or Section 4.4(k), then the Deposit Escrow, together with all accrued investment income or interest thereon, shall be returned to Purchaser; or

(iii) if this Agreement is terminated by Seller pursuant to and in accordance with Section 4.4(h) or Section 4.4(j), then the Deposit Escrow, together with all accrued investment income or interest thereon, shall be delivered to Seller as full and final liquidated damages hereunder.

(c) Unless this Agreement has been validly terminated in accordance with its terms (in which case Section 3.2(b) shall control), in the event that Purchaser is not the Prevailing Bidder or the Back-up Bidder following the Auction, the Escrow Agent shall return the Deposit Escrow to Purchaser within fifteen (15) Business Days after the entry of the Sale Order by the Bankruptcy Court with respect to the Alternative Transaction involving the Prevailing Bidder. In the event that Purchaser is the Back-up Bidder following the Auction, the Escrow Agent shall return the Deposit Escrow to Purchaser within two (2) Business Days of the Outside Back-Up Date.

3.3 Holdback.

(a) To secure the representations made by Seller in Section 5.6, Section 5.7, Section 5.8, Section 5.9 and Section 5.10 of this Agreement, Purchaser will withhold an amount in cash equal to One Million Nine Hundred Seventy Five Thousand United States Dollars (US$1,975,000) from the Purchase Price (the “Holdback”) to be held by the Escrow Agent and distributed subject to the terms and conditions in Section 8.4 (for the avoidance of doubt, the Holdback shall be withheld from the Purchase Price in accordance with the terms and conditions of this Agreement and shall not be in addition to the Purchase Price).

(b) On or before the Closing Date, Purchaser shall cause the Holdback to be deposited with the Escrow Agent, which shall fund any Seller Indemnification Obligations and remain in escrow distributed in accordance with Section 8.4 until the expiration of the Holdback Period.

(c) The Holdback shall be held and distributed pursuant to the terms of the Escrow Agreement and this Agreement.

(d) Within three (3) Business Days after the completion of the Holdback Period, the Escrow Agent shall release to the Seller the Holdback Deposit in accordance with the terms and conditions set forth in Section 8.4(a).

ARTICLE IV.

CLOSING AND TERMINATION

4.1 Closing. Subject to the satisfaction of the conditions set forth in Sections 10.1, 10.2 and 10.3 hereof or the waiver thereof by the party entitled to the benefit of the applicable condition, the closing of the acquisition and sale of the Acquired Assets, the delivery of the Purchase Price less the Holdback (which shall be distributed in accordance with Section 3.3 and Section 8.4) and the Deposit Escrow (which shall be distributed in accordance with Section 3.2 and the Escrow Agreement), the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022-4834 (or at such other place as the parties may designate in writing) on the date that is no later than the fifteenth (15th) day following the entry of the Sale Order; provided, that, and subject to Section 4.4, to the extent the conditions set forth in Sections 10.1, 10.2 and 10.3 are not so satisfied (other than conditions that by their nature are to be satisfied at the Closing) or so waived on or prior to such date, the period of time within which the Closing shall occur shall be automatically extended until, and the Closing shall occur promptly (but no later than two (2) Business Days) following, such date, which shall be no later than the Outside Date, as all of the conditions set forth in Sections 10.1, 10.2 and 10.3 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived by the party entitled to waive the applicable condition, unless another time or date, or both, are agreed to in writing by the parties hereto; provided further that subject to the satisfaction of all other conditions set forth in Sections 10.1, 10.2 and 10.3 hereof or the waiver thereof by the party entitled to the benefit of the applicable condition, the Closing shall take place within one Business Day of entry of the Sale Order if the Bankruptcy Court permits waiver of the notice requirements under Federal Rule of Bankruptcy Procedure 6004(h). The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” Unless otherwise agreed by the parties in writing, the Closing shall be deemed effective and all right, title and interest of Seller in the Acquired Assets to be acquired by Purchaser hereunder shall be considered to have passed to Purchaser and the assumption of all of the Assumed Liabilities shall be considered to have occurred as of 11:59 p.m. Eastern Time on the Closing Date.

4.2 Closing Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser:

(a) a duly executed bill of sale with respect to the Acquired Assets, substantially in the form attached hereto as Exhibit A (the “Bill of Sale”);

(b) a duly executed assignment and assumption agreement with respect to the Assumed Liabilities, including in recordable form as required by Purchaser, substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”);

(c) a true and correct certified copy of the Sale Order;

(d) a duly executed non-foreign-person affidavit of Seller reasonably satisfactory to Purchaser and prepared in accordance with Treasury Regulations Section 1.1445-2(b)(2);

(e) the officer’s certificates required to be delivered pursuant to Sections 10.3(b) and 10.3(c);

(f) a list of the Accounts Receivable as of one Business Day prior to Closing;

(g) [reserved];

(h) duly executed patent, trademark and copyright assignments in form and substance reasonably acceptable to Purchaser and suitable for recording with the United States Patent and Trademark Office, the United States Copyright Office, or the applicable patent, trademark, or copyright office, agency or registrar, together with any other documentation required in order for the assignments to be duly recorded with the applicable patent, trademark, or copyright office, agency, or registrar;

(i) executed documentation in form and substance reasonably acceptable to Purchaser for evidencing and effectuating the assignment of domain names with the applicable domain name registrar;

(j) possession of the Acquired Assets;

(k) keys, access codes, security codes, combinations to any locks or other security devices, and passwords for all computers thereon and any security device therein relating to the Acquired Assets or the Leased Real Property location; and

(l) all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by Seller at or prior to the Closing in connection with the transactions contemplated by this Agreement.

4.3 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller (or to other Persons, at the direction of Seller):

(a) the Purchase Price less the Holdback (which shall be delivered by Purchaser to Escrow Agent at Closing);

(b) the Bill of Sale;

(c) the Assignment and Assumption Agreement;

(d) the officer’s certificates required to be delivered pursuant to Sections 10.2(a) and 10.2(b); and

(e) all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by Purchaser at or prior to the Closing in connection with the transactions contemplated by this Agreement.

4.4 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by the mutual written consent of Seller and Purchaser;

(b) by either Purchaser or Seller, if the Closing shall not have been consummated prior to August 15, 2016 (the “Outside Date”); provided, that if the Closing shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or Seller, then Purchaser (if Purchaser is in breach) or Seller (if Seller is so in breach), respectively, may not terminate this Agreement pursuant to this Section 4.4(b);

(c) by either Purchaser or Seller, if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or there shall be in effect a final non-appealable order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any such adverse determination which is appealable (and pursue such appeal with reasonable diligence);

(d) by Purchaser if any Chapter 11 Case is dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs, the business or the reorganization of Seller is appointed in the Chapter 11 Case, in each case without the consent of Purchaser;

(e) by Purchaser, if (i) the Bidding Procedures Order shall not have been entered by the Bankruptcy Court by the close of business on August 15, 2016, (ii) the Auction has not concluded on or before August 15, 2016, or (iii) the Sale Order shall not have been entered by the Bankruptcy Court by the close of business on August 15, 2016; provided, however, that the right to terminate this Agreement under this Section 4.4(e)(iii) shall not be available to Purchaser if its failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Sale Order to meet this requirement on or before such date;

(f) by either Purchaser or Seller, if, following its entry, the Sale Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any material respect without the prior written consent of Purchaser and Seller; provided, however, that the right to terminate this Agreement under this Section 4.4(f) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Sale Order to meet this requirement;

(g) by either Seller or Purchaser if (i) the Auction has occurred and Purchaser was not the Prevailing Bidder, or (ii) the Bankruptcy Court otherwise approves an Alternative Transaction;

(h) by Seller, if Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Section 10.2(a) and Section 10.2(b) hereof, as the case may be, would not then be satisfied at the time of such breach; provided, however, that if such breach is curable by Purchaser within fifteen (15) Business Days through the exercise of its commercially reasonable efforts, then for so long as Purchaser continues to exercise such commercially reasonable efforts Seller may not terminate this Agreement under this Section 4.4(h) unless such breach is not cured within fifteen (15) Business Days from written notice to Purchaser of such breach; provided, further, that Seller is not then in material breach of the terms of this Agreement, and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured;

(i) by Purchaser, if Seller has breached any representation, warranty, covenant or agreement contained in this Agreement, and as a result of such breach the conditions set forth in Section 10.3(b) and Section 10.3(c) hereof, as the case may be, would not then be satisfied at the time of such breach; provided, however, that if such breach is curable by Seller within fifteen (15) Business Days through the exercise of its commercially reasonable efforts, then for so long as Seller continues to exercise such commercially reasonable efforts Purchaser may not terminate this Agreement under this Section 4.4(i) unless such breach is not cured within fifteen (15) Business Days from written notice to Seller of such breach; provided, further, that Purchaser is not then in material breach of the terms of this Agreement, and provided, further, that no cure period shall be required for a breach which by its nature cannot be cured;

(j) by Seller, if all of the conditions set forth in Sections 10.1 and 10.3 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived and Purchaser fails to deliver the Purchase Price or the other deliverables required by Section 4.3; or

(k) by Purchaser, under the circumstances described in Section 2.6(a) or Section 2.7(d).

4.5 Procedure Upon Termination. In the event of a termination of this Agreement by Purchaser or Seller, or both, pursuant to Section 4.4, (a) written notice thereof shall be given promptly by the terminating party to the other party hereto, specifying the provision hereof pursuant to which such termination is made, (b) this Agreement shall thereupon terminate and become void and of no further force and effect; and (c) the consummation of the transactions contemplated by this Agreement shall be abandoned without further action of the parties hereto. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

4.6 Effect of Termination. In the event that this Agreement is validly terminated pursuant to a right of termination as provided herein, then, except for any Liability of Seller under Section 8.3, each of the parties shall be relieved of its duties and obligations arising under this Agreement effective as of the date of such termination and such termination shall be without Liability to Purchaser or Seller; provided, however, that Section 4.4, Section 4.5, this Section 4.6, Section 8.3, and Article XII shall survive any such termination and shall be enforceable hereunder. In no event shall any termination of this Agreement relieve any party hereto of any Liability for any willful breach of this Agreement by such party. Upon termination of this Agreement pursuant to Section 4.4, the Deposit Escrow and the Holdback Deposit, together with all accrued investment income or interest thereon, shall be delivered to any applicable party as provided in Section 3.2(b) and Section 3.3.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Sections of the Seller Disclosure Schedule delivered as of the date hereof by Seller to Purchaser (the “Seller Disclosure Schedule”) (it being understood that any matter disclosed in any Section of the Seller Disclosure Schedule will be deemed to be disclosed in any other Section of the Seller Disclosure Schedule to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other Section), Seller hereby represents and warrants to Purchaser as follows:

5.1 Organization. Seller is duly organized, validly existing and, as of the date of this Agreement, in good standing under the laws of its jurisdiction of incorporation. Seller has all requisite power and authority to own, lease, develop and operate the Acquired Assets and to carry on its business as now being conducted (subject to the provisions of the Bankruptcy Code). Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, Seller is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. Except for the equity interests that Seller holds in its Subsidiaries, Seller (i) does not own, directly or indirectly, any capital stock or other ownership interest in any Person, or any securities convertible into or exchangeable or exercisable for any capital stock or other ownership interests in any Person, (ii) does not have any obligation to acquire any capital stock or other ownership interests in any Person, or any securities convertible into or exchangeable or exercisable for any capital stock or other ownership interests of any Person, or to make any investment in any Person, or (iii) is not a party to any partnership, limited liability company, joint venture or similar agreement.

5.2 Authorization and Validity. Subject to Bankruptcy Court approval, Seller has all requisite corporate (or equivalent) power and authority to enter into this Agreement and any Ancillary Agreement to which it is or will be a party and to carry out its obligations hereunder and thereunder. Subject to Bankruptcy Court approval, the execution and delivery of this Agreement and the Ancillary Agreements, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate (or equivalent) action on behalf of Seller, and no other proceedings on the part of Seller are necessary to authorize such execution, delivery, and performance. This Agreement has been, and the Ancillary Agreements when delivered will be, duly executed by Seller, and, subject to Bankruptcy Court approval, constitute the valid and binding obligation, enforceable against Seller in accordance with the terms herein and therein (subject to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or effecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness and good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Exceptions”)).

5.3 No Conflict. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements does not, and the consummation by Seller of the transactions contemplated hereby and thereby, upon entry of the Sale Order, will not, (a) conflict with or result in the breach of any provision of Seller’s organizational documents, (b) conflict with, violate or result in the breach by Seller of any applicable Law, (c) require Seller to make any filing with or give notice to, or obtain any consent from, any Governmental Body, other than the Sale Order, (d) conflict with, violate, result in the breach or termination of or the loss of a benefit under, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) or adverse modification of any terms or rights under, any Assigned Contract or Permit, or (e) result in any Encumbrance (except for Permitted Encumbrances) on any of the Acquired Assets. Except as set forth on Section 5.13 of the Seller Disclosure Schedule, Seller is not a party to, or subject to or bound by, any judgment, injunction or decree of any Governmental Body or agreement which may materially restrict or interfere with the performance by Seller of this Agreement or Purchaser’s ability to operate the Business as currently operated.

5.4 Permits. Section 5.4 of the Seller Disclosure Schedule sets forth a true, complete and correct list of all Permits relating to the Acquired Assets held by Seller as of the date of this Agreement. The Permits listed in Section 5.4 of the Seller Disclosure Schedule constitute all of the Permits necessary for Seller to lawfully conduct and operate the Business in the manner currently conducted and operated in all material respects. Each Permit set forth on Section 5.4 of the Seller Disclosure Schedule is in full force and effect, the Seller is in compliance in all material respects with their terms and conditions, all required renewal applications have been timely filed, no notice has been received by a Governmental Body to revoke any material Permit and no proceeding is pending or, to the Knowledge of Seller, threatened to revoke or limit any Permit required for the operation of the Business.

5.5 Law and Legal Proceedings. Since the Petition Date, Seller has been in compliance with all applicable Laws except for such non-compliance that has not had, or would not reasonably be expected to have, a Material Adverse Effect. As of the date of this Agreement, Seller has not received a written (or, to the Knowledge of Seller, non-written) notice of any investigation or review by any Governmental Body with respect to the Acquired Assets, or the

Leased Real Property that is pending, or, to the Knowledge of Seller, threatened. Since the Petition Date through the date of this Agreement, except for the Chapter 11 Case and as set forth on Section 5.5 of the Seller Disclosure Schedule, there is no Legal Proceeding or Order pending, outstanding or, to Seller’s Knowledge, threatened against Seller that (a) seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated by this Agreement or the Ancillary Agreements or (b) would reasonably be expected to be material to the Acquired Assets or Assumed Liabilities. Since the Petition Date, there has not been made or, to Seller’s Knowledge, threatened, any product liability or other product-related claims by any third party arising from the sale, design, distribution or manufacturing with respect to the safety of the products manufactured or sold by Seller and, to Seller’s Knowledge, there are no safety concerns with respect to any such products.

5.6 Environmental Matters. The use by Seller of the Leased Real Property is, and at all times during Seller’s use or occupancy thereof was, in material compliance with all Environmental Laws. To the Knowledge of Seller, the Leased Real Property is, and at all times during Seller’s use or occupancy thereof was, in compliance with all Environmental Laws, including any Environmental Permits, except for such non-compliance that has not had, or would not reasonably be expected to have, a Material Adverse Effect. As of the date of this Agreement, (a) Seller is not subject to any pending or, to Seller’s Knowledge, threatened Legal Proceeding alleging that Seller may be in material violation of any Environmental Law or Environmental Permit, or may have any material Liability under any Environmental Law; and (b) Seller has not stored, treated, disposed of, arranged for disposal or treatment of, transported, handled, manufactured, distributed, or released any Hazardous Materials on, under or from the Leased Real Property, except in material compliance with Environmental Laws. Seller has delivered or made available to Purchaser complete and accurate copies of all material environmental reports, audits, and assessments prepared by or for Seller that are in Seller’s possession, as well as all material correspondence with Governmental Bodies or other Persons relating to environmental conditions or environmental compliance matters at the facilities and the properties of Seller and concerning the operation of the Business.

5.7 Material Contracts.

(a) Section 5.7(a)(i) of the Seller Disclosure Schedule sets forth, as of the Execution Date, a true, correct and complete list of Contracts that are currently in effect and to which Seller is a party which are material to the operations, financial condition, assets or Liabilities of Seller or the Business and Section 5.7(a)(ii) of the Seller Disclosure Schedule sets forth, as of the Execution Date, a true, correct and complete list of Contracts with any Governmental Body reasonably expected to result in payments in excess of Thirty Thousand United States Dollars (US$30,000 ) over the course of a one-year period that are currently in effect and to which Seller is a party (collectively, the “Material Contracts”).

(b) Since the Petition Date, (i) there has not been any written (or, to the Knowledge of Seller, non-written) claim or allegation by any Person that Seller is in material breach or default under any Material Contract or that there exists an event or condition which (with or without notice or lapse of time or both) would result in a material breach or default by Seller under any Material Contract, and (ii) to the Knowledge of Seller, no other party to any Material Contract is in material breach or default thereunder. As of the date hereof, no party to a Material Contract has provided Seller with written notice (or, to the Knowledge of Seller, non-written notice) that it intends to cancel, terminate, fail to renew or materially reduce business conducted under any Material Contract. Except to the extent that a Material Contract is rejected, repudiated or terminated by Seller after the execution of this Agreement in accordance with the terms of this Agreement, each of the Material Contracts is in full force and effect and is valid and binding on the Seller and, to the Knowledge of Seller, each other party thereto. Seller has made available to Purchaser complete and accurate copies of each Material Contract.

5.8 Intellectual Property.

(a) Section 5.8(a)(i) of the Seller Disclosure Schedule sets forth a true and complete list of the following Intellectual Property Rights (1) that are owned by Seller, (2) in which Seller has any ownership rights, or (3) that are exclusively or non-exclusively licensed to Seller which includes: (i) all Patents, including for each the record owner, applicable patent number or application serial number, the applicable jurisdiction, the date filed and/or issued, the present status thereof, and an indication of any material product that is being developed to be manufactured by Seller or Seller’s collaborator to which the item relates, (ii) all Trademarks, including registered trademarks, trade dress, trade names or service marks, including for each the application serial number or registration number, the date filed or registered, and the applicable jurisdiction, (iii) all Internet domain name registrations and (iv) all copyright registrations, including for each the registration number, the date registered, and the applicable jurisdiction (items (i) through (iv) the “Seller Registered Intellectual Property Rights”). Section 5.8(a)(i) of the Seller Disclosure Schedule also sets forth, all payments, filings, or other actions required to be made or taken in connection with the prosecution and maintenance of the Seller Registered Intellectual Property Rights during the 180 day period from the date hereof. Seller owns all Seller Registered Intellectual Property Rights free and clear of all Encumbrances (other than Permitted Encumbrances). Each item of Seller Registered Intellectual Property Rights (A) has not been abandoned, canceled or materially compromised by Seller, or, to Seller’s Knowledge, any other Person, and has not been adjudged invalid, infringing, or unenforceable in any material respect, other than has been provided to Purchaser in a separate list of Seller Registered Intellectual Property Rights which have been abandoned or adjudged invalid, infringing or unenforceable, (B) has been maintained effective by all requisite filings, renewals and payments and (C) to Seller’s Knowledge, is subsisting and remains in full force and effect. Section 5.8(a)(ii) of the Seller Disclosure Schedule sets forth a list of all unregistered trademarks and service marks material to the business of Seller. Section 5.8(a)(iii) of the Seller Disclosure Schedule sets forth a list of all Software owned by Seller and material to the operation of the Business, or the sale or provision of products or services in connection therewith (the “Seller Software”). If any Seller Registered Intellectual Property Rights are inadvertently left off the Seller Disclosure Schedule in Section 5.8(i)-(iv) by Seller, Seller shall notify Purchaser as soon as practicable (and preferably within thirty (30) days of this discovery), and provide by written amendment the additional information regarding any missing Seller Registered Intellectual Property Rights.

(b) Except as set forth on Section 5.8(b) of the Seller Disclosure Schedule, to Seller’s Knowledge, Seller owns, is licensed to use, or has the right to use all Intellectual Property Rights necessary for the conduct of the Business substantially in the manner currently conducted. To Seller’s Knowledge, except as set forth in Section 5.8(b) of the Seller Disclosure Schedule, the Acquired Intellectual Property Rights, the Intellectual Property Rights owned by Seller and the Intellectual Property Rights licensed to Seller pursuant to the Assigned Contracts collectively constitute all Intellectual Property Rights owned or held by Seller and its Affiliates and used or held for use in connection with the operation of the Business as currently conducted and proposed to be conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss, termination, or material impairment of any rights in the Seller Intellectual Property Rights, any rights in the Intellectual Property Rights licensed pursuant to the Assigned Contracts, including the Seller Software (other than click-wrap, shrink-wrap, off-the-shelf, or other software licenses of software commercially available to the public generally with annual, aggregate license, maintenance and support fees of less than Ten Thousand United States Dollars (US$10,000)).

(c) Seven (7) days prior to the Closing Date, (c) Seller shall provide Purchaser with (i) a schedule of any Taxes, maintenance fees or actions with respect to Seller Intellectual Property Rights, including in particular those necessary for maintaining the Seller Intellectual Property Rights in full force and effect (the “Fee Schedule”), falling due within ninety (90) days of such Closing Date, (ii) all material documentation and correspondence relating to any of the Seller Intellectual Property Rights, (iii) electronic copies of material documentation relating to any of the Seller Intellectual Property as reasonably available to Seller, (iv) a docket report showing all outstanding deadlines for Seller Intellectual Property Rights, and (v) bibliographic and docketing information in an electronic form that is compatible with the docketing system of Purchaser as reasonably available to the Seller. Seller shall remain responsible for taking care of all such pending Taxes, fees and actions (whether or not set forth in the Fee Schedule) that fall due prior to the Closing Date as well as within ten (10) days following the Closing Date.

(d) With respect to Seller Intellectual Property Rights that are material to Seller’s business, Seller has taken reasonable steps to avoid revocation, cancellation, or lapse that would adversely affect its enforceability, use, or priority, and all filings, payments and other actions required to be made or taken to maintain registration, prosecution and/or maintenance of such Seller Intellectual Property Rights in full force and effect have been made by the applicable deadline, including by payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications. With respect to Seller Intellectual Property Rights all duties of candor have been complied with. With respect to the Seller Intellectual Property Rights, to Seller’s Knowledge, other than as disclosed in Section 5.8(d) of the Seller Disclosure Schedule, all other procedural requirements have been complied with, including inventors having been properly identified on all Patents, all necessary affidavits of inventorship, ownership, use and continuing use and other filings having been timely made, and all necessary maintenance fees and other fees timely paid to file, prosecute, obtain and maintain in effect all such rights in all material respects. Assignment documents have been validly executed and filed with relevant Governmental Bodies as necessary to transfer to Seller title to any of Seller’s owned Seller Intellectual Property Rights previously owned by a third party and to record such transfer. Each of Seller’s owned Patents that is material to Seller’s business properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent was issued or such patent application is pending. The named inventors of each of Seller’s owned Patents that is material to Seller’s business have assigned Seller’s owned Patents to Seller or, if to another entity, such entities have subsequently assigned Seller’s owned Patents to Seller. All assignments to Seller of the Seller Intellectual Property Rights owned by Seller are presumed valid and enforceable.

(e) Other than as disclosed in Section 5.8(e) of the Seller Disclosure Schedule, Seller owns all right, title and interest to and in Seller’s owned Seller Intellectual Property Rights free and clear of any material encumbrances, and the Seller Intellectual Property Rights are free and clear of all mortgages, liens, security interests, leases, pledges, title retention agreements or other similar exceptions to title which affect the Seller Intellectual Property Rights or restrict the use by Seller of the Seller Intellectual Property Rights in any way.

(f) Section 5.8(f) of the Seller Disclosure Schedule sets forth a true and complete list of all agreements under which the Seller has been granted an exclusive or non-exclusive license from a third party.

(g) Section 5.8(g) of the Seller Disclosure Schedule sets forth a true and complete list of all agreements under which Seller has granted an exclusive or nonexclusive license in any of the Seller Intellectual Property Rights to a third party.

(h) Section 5.8(h) of the Seller Disclosure Schedule sets forth all agreements under which royalties or other obligations are owed to third parties in connection with the sale of products and services relating to the business of Seller. Except as set forth in Section 5.8(h) of the Seller Disclosure Schedule and in this Agreement, Seller has not agreed to, and has no obligation to, indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to Seller Intellectual Property Rights. No infringement, misappropriation or similar claim or action is pending or, to Seller’s Knowledge, threatened against Seller or any other person who may be entitled to be indemnified, defended, held harmless or reimbursed by Seller with respect to such claim or action.

(i) To Seller’s Knowledge, none of the activities of the employees of Seller violates any agreement or arrangement which any such employees have with former employers. To Seller’s Knowledge, other than as disclosed in Section 5.8(i) of the Seller Disclosure Schedule, all current and former employees and consultants who contributed to the discovery or development of any of the subject matter of Seller’s owned patent applications or authored any works protectable under United States copyright law did so either (x) within the scope of their employment such that, in accordance with applicable Law, all rights to such developed subject matter or works became the exclusive property of Seller or (y) pursuant to written agreements assigning all rights to such developed subject matter or works to Seller.

(j) To Seller’s Knowledge, other than as disclosed in Section 5.8(j) of the Seller Disclosure Schedule, assignment documents assigning to Seller all rights of such employees, contractors and consultants have been duly filed in all relevant patent offices worldwide for all patent applications and patents owned in whole or in part by Seller. To the knowledge of the Seller, each current or former employee, contractor or consultant of Seller who has proprietary knowledge of or information relating to Trade Secrets of the Seller has executed and delivered to the Seller an agreement or agreements restricting such person’s right to use and disclose confidential information of Seller.

(k) Except as would not have a Material Adverse Effect, there are no settlements, injunctions, forbearances to sue, consents, judgments, or orders or similar obligations to which Seller is party that: (i) restrict the use, exploitation, assertion or enforcement of any Seller Intellectual Property Right anywhere in the world; (ii) restrict the conduct of the business of Seller or any of its employees; or (iii) grant third parties any material rights under Seller Intellectual Property Rights. No current or former director, officer, consultant or employee of the Seller will, after giving effect to the Sale Motion and Sale Order and the Agreement, own any Seller Intellectual Property Rights that are material to the businesses of Seller as presently conducted.

(l) To Seller’s Knowledge, Seller has taken commercially reasonable steps to protect the confidentiality and value of all material Trade Secrets and other confidential information that are owned, used or held by Seller in confidence, including entering into licenses and contracts that require employees, licensees, contractors, customer and other persons with access to material Trade Secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such Trade Secrets. To Seller’s Knowledge and except as would not have a Material Adverse Effect, (i) no material Trade Secret of Seller has been disclosed or authorized to be disclosed to any third party in violation of confidentiality obligations to Seller and (ii) no party to a nondisclosure agreement with the Seller is in breach or default thereof.

(m) Other than as disclosed in Section 5.8(m) of the Seller Disclosure Schedule, to Seller’s Knowledge, and except as would not have a Material Adverse Effect, the execution of, the delivery of, the consummation of the sale contemplated by, and the performance of the Seller’s obligations under, this Agreement will not result in any: (i) loss, encumbrance on, or impairment of any Seller Intellectual Property Rights, (ii) breach or invalidation of any license agreement, (iii) the release, disclosure or delivery of any Seller Intellectual Property Rights by or to any escrow agent or other person, or (iv) the grant, assignment or transfer to any other person of any license or other right or interest under, to or in any of the Seller Intellectual Property Rights.

(n) Other than as disclosed in Section 5.8(n) of the Seller Disclosure Schedule, no government funding nor government, academic or non-profit research facilities or personnel were used, directly or indirectly, to develop or create, in whole or in part, any of the owned Seller Intellectual Property Rights.

(o) Except as set forth on Section 5.8(o) of the Seller Disclosure Schedule, no litigation, opposition, interference, inventorship or ownership challenge, refusal, cancellation or any other proceedings, claims, or actions have been instituted or are pending or asserted against Seller, or, to Seller’s Knowledge, are threatened, that challenge title, validity, duration, scope, priority, enforceability, registration, ownership or use or other violation of the Seller Registered Intellectual Property Rights, or otherwise challenge the right of Seller with respect to the use or ownership of or licensed right to use any Seller Intellectual Property Rights, or that allege, directly or indirectly, that Seller has infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any Person. Other than as disclosed in Section 5.8(o) of the Seller Disclosure Schedule, Seller and its representatives have not sent any letter or other written communication to any third party regarding any alleged or suspected infringement of any Seller Intellectual Property Rights including communications containing any claim that a third party must license any Seller Intellectual Property Rights. To Seller’s Knowledge, Seller is not infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any Person. To Seller’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating Seller Intellectual Property Rights, and Seller has not instituted or threatened to institute any proceeding, claim or action against any Person with respect to the foregoing. Other than as disclosed in Section 5.8(o) of the Seller Disclosure Schedule, Seller has not received any charge, complaint, claim, demand or notice (whether in writing, electronic form or otherwise) alleging any interference, infringement, misappropriation, violation, or conflict of the proprietary rights of others (including any claim that Seller must license or refrain from using any intellectual property rights).

(p) Except as provided in Section 5.8(p) of the Seller Disclosure Schedule, Seller has taken commercially reasonable actions, consistent with industry standards, to maintain and protect all Seller Intellectual Property Rights material to the Business, including entering into written agreements with all Persons who have contributed to or participated in the conception or development of any material Intellectual Property Rights for Seller assigning or otherwise vesting ownership of all such Intellectual Property Rights in Seller.

(q) To Seller’s Knowledge, other than as disclosed in Section 5.8(q) of the Seller Disclosure Schedule, the IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Seller and have not materially malfunctioned or failed within the past three (3) years, (ii) are sufficient for the immediate and foreseeable needs of Seller in all material respects, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (iii) do not contain (A) any back door, time bomb, drop dead device or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program that would materially disrupt Seller’s operations or have a material impact on the operations of the IT Assets, or (B) any virus, trojan horse, worm or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm software, hardware or data that would materially disrupt Seller’s operations or have a material impact on the operations of the IT Assets. To Seller’s Knowledge, Seller has in place commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all material information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. To Seller’s Knowledge, Seller has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practice.

5.9 Title to Assets; Sufficiency. Seller has good, valid and marketable title to and interest in (as applicable) all of the Acquired Assets in each case free and clear of Encumbrances, except Permitted Encumbrances. Subject to the entry of the Sale Order, Purchaser will be vested with good, valid and marketable title to the Acquired Assets, free and clear of all Encumbrances, Claims, interests and encumbrances, other than Assumed Liabilities, to the fullest extent permissible under Section 363(f) of the Bankruptcy Code. Except as set forth in Section 5.9 of the Seller Disclosure Schedule, upon entry of the Sale Order, Seller will have all requisite authority to transfer good, valid and marketable title to or leasehold interest in all of the Acquired Assets free and clear of all Encumbrances, including Permitted Encumbrances, to the fullest extent permissible under Sections 363 and 365 of the Bankruptcy Code, and shall convey to Purchaser at the time of the transfer of the Acquired Assets to Purchaser. The Acquired Assets constitute all of the properties used in or held for use in the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business as it has been conducted by Seller.

5.10 Real Property.

(a) Seller has provided Purchaser with, or access to, true, correct, accurate and complete copies of all leases, subleases, licenses and other instruments and agreements (together with all amendments, modifications, supplements, and restatements thereto, if any) pertaining to the Real Estate Lease. Except as set forth in Section 5.10(a) of the Seller Disclosure Schedule, such Real Estate Lease has not been amended, modified, restated or otherwise supplemented and the Real Estate Lease represents the entire agreement between Seller and the landlord with respect to the Leased Real Property and leasehold estate under the Real Estate Lease. Neither Seller nor, to the Knowledge of Seller, any other party to such Real Estate Lease, is in material default of its respective obligations under the Real Estate Lease. Except as set forth in Section 5.10(a) of the Seller Disclosure Schedule, with respect to the Real Estate Lease: (i) except as results from the pendency of the Chapter 11 Case, the aSeller has a valid and subsisting leasehold estate pursuant to the Real Estate Lease for the full term of the Real Estate Lease, and the Real Estate Lease is legal, valid, binding and enforceable against Seller and to Seller’s Knowledge, the other party thereto, and in full force and effect (subject to the Exceptions); (ii) except as results from the pendency of the Chapter 11 Case, there was no current material breach or default by Seller (or condition or event, which, after notice or a lapse of time or both, would constitute a breach or default thereunder); (iii) except as results from the pendency of the Chapter 11 Case, Seller has not received written notice of any current material breach or default thereunder (or condition or event, which, after notice or a lapse of time or both, would constitute a breach or default thereunder); (iv) to Seller’s Knowledge, no security deposit or portion thereof deposited with respect to such Real Estate Lease has been applied in respect of a breach or default under such Real Estate Lease which has not been redeposited in full; (v) except as set forth in Section 5.10(a) of the Seller Disclosure Schedule, the other party to such Real Estate Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller; (vi) except for Permitted Encumbrances or as set forth in Section 5.10(a) of the Seller Disclosure Schedule, there are no monetary Encumbrances on the estate or interest created by such Real Estate Lease created or suffered to exist by Seller that will not be extinguished pursuant to the Sale Order as against such estate or interest; (vii) except as set forth in Section 5.10(a) of the Seller Disclosure Schedule neither Seller nor, to the Knowledge of Seller, any other party to such Real Estate Lease has assigned the same or sublet any part of the premises covered thereby or exercised any option or right thereunder; and (viii) no material penalties are accrued or unpaid under the Real Estate Lease.

(b) Seller has not received any written, or to the Knowledge of Seller, oral notice of condemnation or eminent domain proceedings pending or threatened that affect the Leased Real Property. Seller has not received any written, or to the Knowledge of Seller, oral notice of any zoning, ordinance, building, land use, fire or health code or other legal violation affecting such Leased Real Property, except where any such violations would not have, individually or in the aggregate, a Material Adverse Effect.

(c) There are no encroachments or other facts or conditions affecting the Leased Real Property that would be revealed by an accurate survey or inspection thereof, which encroachments, facts or conditions would have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of Seller, none of the buildings and structures on such Leased Real Property encroaches upon real property of another Person or upon the area of any easement affecting the Leased Real Property.

(d) To the Knowledge of Seller, the Leased Real Property and the Improvements thereon are supplied with utilities and other services necessary for the operation of such Leased Real Property and Improvements, including gas, electricity, water, telephone, sanitary sewer and storm sewer.

(e) To the Knowledge of Seller, the Leased Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel, and access to the Leased Real

Property is provided by paved, gravel, dirt, or other improved public right-of-way with adequate curb cuts available.

(f) Except as set forth in Section 5.10(f) of the Seller Disclosure Schedule, to the Knowledge of Seller, the Improvements on the Leased Real Property comply with all Laws in all material respects, and are not reliant upon any parking outside the Leased Real Property or easements running with the Leased Real Property in favor of Seller that owns or leases the applicable Improvements.

(g) Seller has delivered or made available to Purchaser in an electronic data room, to which representatives of Purchaser have been given access copies of all surveys of, and title insurance policies with respect to, the Leased Real Property in Seller’s possession.

5.11 No Brokers or Finders. Except as relates to Seller’s retention and engagement of Cowen and Company, LLC or as set forth in Section 5.11 of the Seller Disclosure Schedule, Seller shall have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the negotiation, execution, or performance of this Agreement (a “Seller Broker Fee”). Neither Purchaser nor any Affiliate of Purchaser will have any Liability in connection with any Seller Broker Fee or any other brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements incurred by Seller.

5.12 Financial Statements. Seller has delivered or made available to Purchaser the following financial statements (collectively the “Financial Statements”): (a) audited consolidated balance sheets and the related consolidated statements of operations, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows, of Seller, as of and for the fiscal years ended December 31, 2015, 2014 and 2013, together with the notes thereto (the “Audited Financial Statements”), and (b) the unaudited consolidated balance sheets, and the related unaudited consolidated statements of operations, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows, of Seller as of and for the six-month period ended March 31, 2016 (the “Balance Sheet Date”) (the “Interim Financial Statements”) as set forth in Section 5.12 of the Seller Disclosure Schedule. The Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, present fairly, in all material respects, the financial condition of Seller as of such dates and the results of operations and cash flows of Seller for such periods, and are consistent, in all material respects, with the books and records of Seller (which books are records are correct and complete in all material respects). The Interim Financial Statements include all of the assets and Liabilities of Seller as of March 31, 2016, in each case that are required by GAAP to be set forth on a balance sheet, and present fairly, in all material respects, the financial condition of Seller as of March 31, 2016 and the results of its operations for the period then ended, subject to customary year-end adjustments and accruals, and are consistent in all material respects with the books and records of Seller.

5.13 Compliance with Laws; Regulatory Matters.

(a) Except as set forth in Section 5.13(a) of the Seller Disclosure Schedule, the Business is being, and at all times within the past five years has been, conducted in compliance in all material respects with all applicable Laws including but not limited to (A) the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. Sections 301 et seq.) (the “FDCA”) and the regulations promulgated thereunder, (B) the Public Health Service Act (42 U.S.C. Sections 201 et seq.) and the regulations promulgated thereunder; (C) the Veterans Health Care Act (38 U.S.C. Section 126) and the regulations promulgated thereunder; (D) federal Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act) statutes and the regulations promulgated thereunder, and any related Laws; (E) Laws relating to healthcare fraud and abuse, false claims and anti-kickback laws, including the Federal Anti-Kickback Statute (42 U.S.C. Sections 1320a-7b(b))), the Federal False Claims Act (31 U.S.C. Section 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the criminal laws (18 U.S.C. §§ 286 and 287), the exclusion laws (42 U.S.C, § 1320a-7), or any similar Laws; (F) Laws regarding the reporting of prices and promotional expenditures to healthcare professionals including the federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar state gift and disclosure Laws; (G) the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the regulations promulgated thereunder and similar Laws pertaining to privacy, data protection and information security; (H) state Laws relating to the manufacture, sale, and distribution of medical products; and (I) all applicable Laws of other comparable foreign Governmental Bodies (collectively, “Health Care Laws”).

(b) Neither Seller nor its Affiliates is debarred under 21 U.S.C. Section 335a or any similar Law, or is otherwise excluded from or restricted in any manner from participation in any government program related to medical devices in the United States or any other country in which Seller conducts business and, to Seller’s Knowledge, no Person affiliated with Seller employs or uses the services of any person who is so debarred or otherwise excluded or restricted. As of the date hereof, no Legal Proceedings, claims or investigations that would reasonably be expected to result in such a debarment, exclusion or restriction are pending or threatened against Seller or its Affiliates. Seller is not a party to, nor does it have, any ongoing reporting obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Body.

(c) Neither Seller nor, to Seller’s Knowledge, any director, officer, agent, employee or affiliate of Seller is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-corruption Laws, including the United States Foreign Corrupt Practices Act, 15 U.S.C.§78-dd-1, et seq., including without limitation, directly or indirectly offering, paying, promising to pay or authorizing the payment of any money, or other property, gift, promising to give, or authorizing the giving of anything of value to any government official or any political party or official thereof or any candidate for political office, to obtain or retain business or any business advantage. Seller and, to Seller’s Knowledge, its Affiliates have conducted their businesses in compliance with all applicable anti-corruption Laws and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. Moreover, Seller represents that it has maintained books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of Seller’s assets.

(d) Except as set forth in Section 5.13(d) of the Seller Disclosure Schedule, Seller has not received notice of or is subject to any pending or, to Seller’s Knowledge, threatened investigation, Legal Proceeding, hearing, enforcement, audit, arbitration or other action by the United States Food and Drug Administration (“FDA”) or any similar state or foreign Governmental Body alleging that any operation or activity of Seller is in violation of any applicable Law or Health Care Law, nor has any Governmental Body indicated to Seller of an intention to conduct or initiate the same.

(e) Except as set forth in Section 5.13(e) of the Seller Disclosure Schedule, since the Petition Date, (i) Seller has not received an FDA Form 483 (or other Governmental Body notice of inspectional observations), FDA Warning or Untitled Letter (or the foreign equivalents thereof), or requests or requirements to make changes to products manufactured or sold by Seller that if not complied with would reasonably be expected to result in a material effect on Seller; (ii) no penalty, fine or other sanction has been assessed against Seller by any Governmental Body; (iii) no manufacturing sites or products have been subject to a Governmental Body shutdown or import or export prohibition; and (iv) no compliance order or other compliance monitoring or enforcement activity, nor any similar correspondence or notice from the FDA or other Governmental Body alleging or asserting noncompliance with any applicable Law, Permit or such requests or requirements of a Governmental Body, has been made in respect of Seller by any Governmental Body, and, to Seller’s Knowledge, neither the FDA nor any Governmental Body is considering such action.

(f) Neither Seller, nor to Seller’s Knowledge (i) any officer or employee of Seller, (ii) any authorized agent of Seller or (iii) any principal investigator or sub-investigator of any clinical investigation conducted by Seller has, in the case of each of (i) through (iii) on account of actions taken for or on behalf of Seller, been convicted of any crime under the FDCA; nor has any such principal investigator or sub-investigator been disqualified from conducting any clinical investigation that supports an application for a research or marketing permit for products regulated by the FDA, including medical devices, under 21 C.F.R. §312.70 or any similar or applicable foreign laws.

(g) The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by Seller or in which Seller or its products or product candidates have participated were and, if still pending, are being conducted in all material respects in accordance with all applicable Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812. Except as set forth in Section 5.13(g) of the Seller Disclosure Schedule, no investigational device exemption filed by or on behalf of Seller with the FDA has been terminated or suspended by the FDA, and since the Petition Date neither the FDA nor any applicable foreign regulatory agency has commenced, or, to Seller’s Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Seller.

(h) Since the Petition Date, all applications, notifications, submissions, information, claims, reports, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all Permits from the FDA or other Governmental Body relating to Seller, its businesses and its products, when submitted to the FDA or other Governmental Body were true, complete and correct in all material respects as of the date of submission, and all necessary or required applications, notifications, submissions, information, claims, reports, data, and updates, changes, corrections or modifications thereto have been submitted to the FDA or other Governmental Body.

(i) Section 5.13(h) of the Seller Disclosure Schedule sets forth a list of (i) all recalls, field notifications, field corrections, market withdrawals or replacements, safety alerts or other notices of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the products manufactured or sold by Seller (“Safety Notices”) in the last five (5) years, (ii) the dates such Safety Notices, if any, were resolved or closed, and (iii) to Seller’s Knowledge, any material complaints with respect to the products manufactured or sold by Seller that are currently unresolved. There are no Safety Notices, or, to Seller’s Knowledge, material product complaints with respect to the products manufactured or sold by Seller, and to Seller’s Knowledge, there are no facts that would be reasonably likely to result in (i) a material Safety Notice with respect to the products manufactured or sold by Seller, (ii) a material change in labeling of any such products; or (iii) a termination or suspension of marketing or testing of any such product.

5.14 Absence of Undisclosed Liabilities. Except as set forth in Section 5.14 of the Seller Disclosure Schedule, to Seller’s Knowledge, Seller does not have any material Liabilities except (a) Liabilities reflected in the Interim Financial Statements, (b) Liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a material Liability for breach of warranty, malpractice, tort or infringement or a claim or lawsuit or breach of an Environmental Law) and (c) Liabilities that are or will be Excluded Liabilities and will not result in any Encumbrance (other than a Permitted Encumbrance) on any of the Acquired Assets following entry of the Sale Order.

5.15 Absence of Certain Developments. Except as set forth in Section 5.15 of the Seller Disclosure Schedule, and except as a result of the commencement of the Chapter 11 Case (and the execution of the transactions and agreements in connection therewith), since the Balance Sheet Date, the Business has been conducted only in the Ordinary Course of Business, and Seller has not taken any action which, if taken after the execution and delivery of this Agreement, would require the consent of Purchaser pursuant to Section 9.1(b). Since the Petition Date, no Material Adverse Effect has occurred.

5.16 Preemptive Rights. Other than Purchaser, no Person has any written or oral agreement or option, right of first refusal, right of first offer, right of first negotiation or similar right for the purchase, sale, use or other disposition of all or any of the Acquired Assets.

5.17 Tax Returns; Taxes. Except as set forth in Section 5.17 of the Seller Disclosure Schedule:

(a) All Tax Returns required to have been filed by Seller have been duly and timely filed and are true, correct and complete in all material respects. No extension of time in which to file such Tax Return is in effect.

(b) All Taxes due and payable by Seller (whether or not shown on any Tax Return) have been paid in full. The accruals and reserves with respect to Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Interim Financial Statements are adequate in all respects to cover all Taxes of Seller accruing or payable with respect to Tax Periods (or portions thereof) ending on or before the Balance Sheet Date. All Liabilities of Seller for Taxes attributable to Tax Periods (or portions thereof) commencing after the Balance Sheet Date have arisen in the Ordinary Course of Business.

(c) No claims, adjustments, assessments or deficiencies for any amount of Taxes of Seller by any Governmental Body are being asserted, proposed or, to the Knowledge of Seller, threatened, and no audit or investigation of any Tax Return of Seller by any Governmental Body has occurred in the last three (3) years or is currently underway, pending or, to the Knowledge of Seller, threatened.

(d) Since the Petition Date, no claim has been made against Seller by any Governmental Body in a jurisdiction where Seller does not file a Tax Return that Seller is or may be subject to taxation in such jurisdiction with respect to Taxes that are the subject of such Tax Return.

(e) Seller has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, nonresident or other third party, and has withheld and timely paid to the appropriate Governmental Body all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, nonresident or other third party.

(f) Seller has not executed or filed with any Governmental Body any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes (other than as the result of extending the time to file a Tax Return) which agreement or waiver is still in effect. Seller has not made an election, nor is Seller required, to treat any Acquired Asset as owned by another Person or as tax exempt bond-financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable provision of state or local Tax Law.

(g) Seller has no Liability for Taxes of any other Person as a transferee or successor, by Law, Contract or otherwise.

(h) Seller has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) Seller has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(j) [reserved].

5.18 Employees.

(a) Seller has delivered to Purchaser a true and correct list of the Employees as of a date no earlier than five (5) Business Days prior to the Execution Date (without reference to names or employee numbers), specifying their position, annual salary or wage rate, and date of hire. Seller is not delinquent in payments to any Employees for any wages, salaries, commissions, vacation pay, bonuses or other direct compensation for any services performed for them or amounts required to be reimbursed to Employees in any material respects. With respect to the Employees, to Seller’s Knowledge, Seller is in material compliance with all applicable Laws respecting labor, labor relations, employment, employment standards, fair employment practices, terms and conditions of employment, human rights, immigration, workers’ compensation, occupational safety, pay equity, plant closings and wages and hours. Seller has withheld all material amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to Employees and are not liable for any arrears of wages, salaries, commissions, vacation pay, bonuses or other compensation due to Employees or any Taxes or any penalty or interest for failure to comply with any of the foregoing in any material respect. To Seller’s Knowledge, Seller has no direct or indirect Liability with respect to any misclassification of any Person as an independent contractor rather than as an Employee.

(b) Seller is not party to or bound by, either directly or by operation of Law, any collective bargaining agreement, labor contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labor union, trade union or employee organization or group which qualifies as a trade union in respect of or affecting Employees nor is Seller aware of any union organization effort regarding the Employees, nor is Seller engaged in any labor negotiation with any labor union, trade union or employee organization or group which qualifies as a trade union in respect of or affecting Employees. There are no, and within the prior three years there have not been any organized, collective (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller, threatened against or involving Seller, or (ii) unfair labor practice charges, grievances or complaints under the National Labor Relations Act or other equivalent legislation pending or, to the Knowledge of Seller, threatened by or on behalf of any trade union, Employee or group of Employees.

Except as set forth in Section 5.18(b) of the Seller Disclosure Schedule, Seller has no obligation to make any severance or termination payment to any Employee in excess of any amount payable under common law principles or applicable Law.

5.19 Seller Plans. [reserved].

5.20 Insurance Policies.

(a) Section 5.20(a) of the Seller Disclosure Schedule lists all material insurance policies owned or held by Seller (the “Insurance Policies”). All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Execution Date have been paid, and no written notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy. Except as set forth in Section 5.20(b) of the Seller Disclosure Schedule, there are no pending, or to Seller’s Knowledge, threatened claims, or circumstances that might give rise to a claim under any Insurance Policy. To Seller’s Knowledge, all claims relating to Seller, the Business or any of the Assets under the Insurance Policies have been filed in a due and timely fashion. No notice of cancellation or nonrenewal with respect to, disallowance of any claim, or reservation of rights with respect to any claim under, or increase of premium for, any Insurance Policy has been received by Seller.

(b) (i) Seller is not in default under any material provision of any Insurance Policy, (ii) to Seller’s Knowledge, no insurer under any Insurance Policy is the subject of any bankruptcy, receivership or insolvency proceeding and (iii) the Insurance Policies are for amounts and against such losses and risks as are consistent with industry practice.

(c) [reserved].

5.21 No Other Representations or Warranties; Disclosure Schedules. Except for the representations and warranties contained in this Article V (as modified or supplemented by the Seller Disclosure Schedule), neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller, the Business, the Acquired Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and Seller hereby disclaims any other representations or warranties, whether made by Seller, any Affiliate of Seller or any of their respective officers, directors, managers, employees, attorneys, investment bankers, accountants, trustees, or other agents or representatives. Except for the representations and warranties contained in this Article V (as modified or supplemented by the Seller Disclosure Schedule), Seller hereby expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Acquired Assets (including any implied or express warranty of merchantability or fitness for a particular purpose). Seller has not made, does not make, and has not authorized anyone else to make any representations or warranties to Purchaser regarding the probable success or profitability of the Business. In connection with investigation by Purchaser, Purchaser has received or may receive from Seller certain projections, forward-looking statements and other forecasts and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Purchaser shall have no claim against anyone with respect thereto. Accordingly, Purchaser acknowledges that Seller has not made, does not make, and has not authorized anyone else to make any representations or warranties with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the correspondingly numbered Sections of the Purchase Disclosure Schedule delivered as of the date hereof by Purchaser to Seller (the “Purchaser Disclosure Schedule”) (it being understood that any matter disclosed in any Section of the Purchaser Disclosure Schedule will be deemed to be disclosed in any other Section of the Purchaser Disclosure Schedule to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other Section), Purchaser hereby represents and warrants to Seller as follows:

6.1 Organization. Purchaser is duly organized, validly existing and, as of the date of this Agreement, in good standing under the laws of its jurisdiction of organization. Purchaser (i) has all requisite power and authority to own, lease, develop and operate its properties and to carry on its business as now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the conduct of its businesses or the ownership of its properties requires such qualification or authorization, in each instance, except where failure to be so qualified would not materially delay or impair the ability of Purchaser to perform its obligations under this Agreement or any of the Ancillary Agreements.

6.2 Authorization and Validity. Purchaser has all requisite corporate (or equivalent) power and authority to enter into this Agreement and any Ancillary Agreement to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the performance of Purchaser’s obligations hereunder and thereunder have been duly authorized by all necessary corporate (or equivalent) action on behalf of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize such execution, delivery, and performance. This Agreement and the Ancillary Agreements have been duly executed by Purchaser and constitute its valid and binding obligation, enforceable against it in accordance with the terms herein and therein (subject to the Exceptions).

6.3 No Conflict. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements does not, and the consummation by Purchaser of the transactions contemplated hereunder and thereunder will not, (a) conflict with or result in the breach of any provision of the organizational documents of Purchaser, (b) conflict with, violate or result in the breach by Purchaser of any applicable Law, (c) require Purchaser to make any filing with or give notice to, or obtain any consent from, any Governmental Body, other than the Sale Order, or (d) conflict with, violate, result in the breach or termination of or the loss of a benefit under, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) or adverse modification of any terms or rights under, any Contract to which Purchaser is party; other than, in the case of the foregoing subclause (d), any of the foregoing that would not reasonably be expected to, individually or in the aggregate, materially impair Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

6.4 Law and Legal Proceedings. There are no Legal Proceedings pending or, to Purchaser’s knowledge, threatened in writing against Purchaser before any Governmental Body, which, if adversely determined, would reasonably be expected to prohibit the consummation of the transactions contemplated by this Agreement or materially delay or impair the ability of Purchaser to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party.

6.5 Investigation by Purchaser. Purchaser acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Acquired Assets, that it has made all such reviews and inspections of the Acquired Assets as it deems necessary and appropriate, and that in making its decision to enter into this Agreement and consummate the transactions contemplated by this Agreement and the Ancillary Agreements, it has relied on its own investigation, analysis, and evaluation with respect to all matters without reliance upon any express or implied representations or warranties except for representations and warranties set forth in Article V hereof and as otherwise expressly set forth in this Agreement.

6.6 Adequate Assurances Regarding Assigned Contracts. As of the Closing, Purchaser will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts.

ARTICLE VII.

EMPLOYEES

7.1 Employee Matters. Notwithstanding any non-solicitation provision contained in the Non-Disclosure Agreement dated as of May 28, 2016 entered into by and between the Parties, Purchaser shall have the right, but not the obligation, to offer employment to any or all of the Employees (including Key Employees). Purchaser may offer employment to the Employees of Seller, as selected by Purchaser, on such terms and conditions as may be acceptable to the Employees and Purchaser in its sole discretion and need not bear any relationship to terms and provisions applicable to their employment by Seller. Each Employee to whom Purchaser or one of its Affiliates has made an offer of employment or offer of another type of services relationship and who has accepted such offer and commences employment or other services relationship with Purchaser or its Affiliates on or following the Closing Date is hereinafter referred to as a “Transferred Employee.” Seller shall deliver to Purchaser on the Closing Date all personnel files and employment records relating to the Transferred Employees (including completed I-9 forms and attachments with respect to all Transferred Employees, except for such Employees as Sellers certify in writing are exempt from such requirement).

7.2 Excluded Plans. Except as provided by applicable Law, Seller shall be solely responsible and shall retain all Liabilities with respect to the Excluded Plans.

7.3 COBRA and Benefits Coverage. Only to the extent required by Law, Purchaser will be responsible for providing continued medical coverage pursuant to its group health plans for employees under Part 6, Title I of ERISA and Section 4980B of the Code (“COBRA Continuation Coverage”), for each ”M&A qualified beneficiary” (within the meaning of Treasury Regulation §54.4980B-9 Q&A-4) applicable to the Acquired Assets. Fifteen (15) days prior to the Closing, Seller will provide to Purchaser a list of all M&A qualified beneficiaries who are receiving or eligible to elect COBRA Continuation Coverage on the Closing Date, provided, however that, at Closing, Seller will provide to Purchaser an updated list of all M&A qualified beneficiaries who are receiving or eligible to elect COBRA Continuation Coverage on the Closing Date.

7.4 Other Obligations. Except as otherwise required by Law, as specifically assumed by Purchaser hereunder or otherwise agreed in writing by Purchaser and/or its Affiliates, neither Purchaser nor any of its Affiliates shall be obligated to provide any severance, separation pay or other payments or benefits, including any key employee retention payments, to any Employee on account of any termination of such Employee’s employment, and all such severance, separation pay and other payments and benefits (if any) shall remain obligations of Seller. For the avoidance of doubt, notwithstanding anything contained herein, Seller shall be responsible for (and Purchaser shall not be liable for) any wages or other remuneration, including, without limitation, with respect to paid time off or severance, due to any Employee, whether with respect to their services as an Employee through the Closing Date or otherwise. In addition, Seller shall be responsible for, and Purchaser shall not be liable for, any failure to provide notice under the WARN Act or other similar Law, if applicable.

7.5 No Third-Party Beneficiaries.

(a) Notwithstanding anything set forth in this ARTICLE VII, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Seller Plan.

(b) Seller and Purchaser acknowledge and agree that all provisions contained in this ARTICLE VII, with respect to current or former Employees are included for the sole benefit of Seller and Purchaser, and that nothing herein, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other Person, including, without limitation, any current or former employees, directors, officers or consultants of Seller, any participant in any Seller Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Purchaser or any of its Affiliates.

ARTICLE VIII.

BANKRUPTCY COURT MATTERS

8.1 Competing Bid and Other Matters.

(a) On or prior to July 7, 2016, Seller shall file with the Bankruptcy Court the Sale Motion seeking approval of (i) the Bidding Procedures Order in form and substance reasonably satisfactory to Purchaser, (ii) the Sale Order in form and substance reasonably satisfactory to Purchaser, and (iii) the transactions contemplated in this Agreement (subject to higher or otherwise better offers).

(b) This Agreement, the parties’ obligations hereunder and the transactions contemplated hereby are subject to approval of the Bankruptcy Court and Seller’s right and ability to pursue and consider higher or otherwise better competing bids with respect to the Business and a material portion of the Acquired Assets pursuant to the Bidding Procedures Order (each a “Competing Bid”). From and after the date on which the Bidding Procedures Order is entered until the conclusion of the Auction, Seller is permitted to, and may cause its Representatives and Affiliates to, initiate contact with, provide information to, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates, agents and Representatives) in connection with any sale or other disposition of the Business or a material portion of the Acquired Assets or the continuation of the Business as a reorganized, going concern, subject only to the provisions of the Bidding Procedures Order. From and after the date on which the Bidding Procedures Order is entered until the conclusion of the Auction, Seller shall have the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Business, and perform any and all other acts related thereto which are required or permitted under the Bankruptcy Code or other applicable Law, including, without limitation, supplying information relating to the Business and the assets of Seller to prospective purchasers, subject only to the provisions of the Bidding Procedures Order.

(c) If an Auction is conducted, and Purchaser is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Prevailing Bidder”), Purchaser may at its sole discretion agree to serve as a back-up bidder (the “Back-up Bidder”) and keep Purchaser’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable until 11:59 p.m. (prevailing Eastern time) on the date that is the earliest of (i) sixty (60) days after the date of the Sale Hearing, (ii) such date upon which Seller will notify the Back-up Bidder, and (iii) the date of closing of an Alternative Transaction with the Prevailing Bidder (the “Outside Back-up Date”). Following the Sale

Hearing and prior to the Outside Back-up Date, if the Prevailing Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Prevailing Bidder, the Back-up Bidder (if the Back-up Bidder is the next highest bidder at the Auction) will be deemed to have the new prevailing bid, and Seller will be authorized, but not required, without further Order of the Bankruptcy Court or any action on the part of the Back-up Bidder, to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) with the Back-up Bidder pursuant to the procedures set forth in the Bidding Procedures Order.

(d) Seller shall promptly (i) serve true and correct copies of the Sale Motion and all related pleadings in accordance with the Bidding Procedures Order, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules for the United States Bankruptcy Court for the District of Delaware and any other applicable Order of the Bankruptcy Court and (ii) provide Purchaser with copies of all written expressions of interest, letters of intent, offers and purchase agreements with respect to Seller’s assets with absolutely no deletions or alterations thereto within three (3) days after receipt thereof by Seller.

8.2 Sale Order. An Order approving the sale transaction shall be entered by the Bankruptcy Court, and shall be in a form and substance acceptable to Seller and Purchaser (the “Sale Order”). The Sale Order shall, among other things, (a) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Seller of this Agreement, (ii) the sale of the Acquired Assets to Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (iii) the performance by Seller of its obligations under this Agreement; (b) authorize and empower Seller to assume and assign to Purchaser the Assigned Contracts; (c) find that Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code and grant Purchaser the protections of Section 363(m) of the Bankruptcy Code; (d) include an injunction against any holder of a Claim against Seller or the Acquired Assets from asserting, prosecuting or otherwise pursuing such Claim against Purchaser (other than with respect to the Assumed Liabilities) or asserting any Encumbrance against any of the Acquired Assets (other than a Permitted Encumbrance); (e) include a finding that, upon payment of Cure Costs, all Assigned Contracts that are subject to the provisions of Section 365 of the Bankruptcy Code or otherwise pursuant to applicable Law, remain in full force and effect with all parties to the Assigned Contracts enjoined from asserting against Purchaser any default, breach, acceleration, assignment fees, increases, or any other fees resulting from Seller’s assumption and assignment of the Assigned Contracts to Purchaser; and (f) include a finding that the sale does not and will not subject Purchaser to any liability by reason of such sale pursuant to any bulk-transfer laws, successor liability, or similar theories to the maximum extent permitted by applicable Law, in all cases except as expressly provided in this Agreement. Purchaser agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining the Sale Order, including, without limitation, furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (1) demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the

Bankruptcy Code, and (2) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code. In the event that the Bankruptcy Court’s entry of the Sale Order shall be appealed, Seller and Purchaser shall use reasonable efforts to defend such appeal(s).

8.3 Breakup Fee and Expense Reimbursement; Remedies.

(a) Seller shall pay, or cause to be paid, to Purchaser the Breakup Fee and Reimbursable Expenses if this Agreement is terminated pursuant to Section 4.4(g) and the Reimbursable Expenses if this Agreement is terminated pursuant to Section 4.4(i), which Breakup Fee or Reimbursable Expenses shall be paid no later than three (3) Business Days following such termination.

(b) In the event of a termination of this Agreement in the circumstances described in Section 8.3(a), the receipt of the Breakup Fee and Reimbursable Expenses and the return to the Purchaser of the Deposit Escrow and the Holdback Deposit (if such has already been paid by Purchaser to Escrow Agent), together with all accrued investment income or interest thereon, shall be the sole and exclusive remedy of Purchaser against Seller under this Agreement (other than in the case of fraud).

(c) Seller acknowledges and agrees that (i) the payment of the Breakup Fee and Reimbursable Expenses is an integral part of the transactions contemplated by this Agreement, (ii) in the absence of Seller’s obligations to make these payments, Purchaser would not have entered into this Agreement, (iii) time is of the essence with respect to the payment of the Breakup Fee and Reimbursable Expenses and (iv) the Breakup Fee and Reimbursable Expenses shall constitute administrative expenses of the Seller’s estate under Sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code.

(d) The parties further acknowledge that the damages resulting from termination of this Agreement under circumstances where Purchaser is entitled to the Breakup Fee and Reimbursable Expenses are uncertain and incapable of accurate calculation and that the delivery of the Breakup Fee and Reimbursable Expenses to Purchaser is not a penalty but rather shall constitute liquidated damages in a reasonable amount that will compensate Purchaser in the circumstances where Purchaser is entitled to the Breakup Fee and Reimbursable Expenses for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and that, without these agreements, Purchaser would not enter into this Agreement.

8.4 Seller Indemnification. For the duration of the Holdback Period, Seller shall indemnify, defend and hold Purchaser and its respective officers, directors, employees, shareholders, and affiliates (each, an “Indemnified Person”) harmless for, from and against any and all claims, losses, expenses, damages, obligations, deficiencies, or liabilities of any kind, including without limitation costs of investigation, interest, penalties, reasonably attorneys’ fees, and any and all costs, expenses and fees incident to any suit, action or proceeding (each, a

“Loss”), in any such instance, incurred, sustained or suffered by an Indemnified Person, and which arise out of, result from or are related to a breach of the representations contained in Section 5.6, Section 5.7, Section 5.8, Section 5.9, and Section 5.10 of this Agreement (“Representation Breach”).

(a) Seller hereby acknowledges that the Indemnified Persons are entitled to prompt reimbursement of any claims related to a Representation Breach. Following Closing, Purchaser, on behalf of itself or any Indemnified Person, may submit to the Escrow Agent for distribution from the Holdback Deposit a request for reimbursement related to the actual costs of any Loss arising from a Representation Breach during the Holdback Period. Upon submission of such request with supporting documentation (and copies thereof to Seller), unless objected to by Seller within three (3) days from the date of the request, Escrow Agent shall distribute funds from the Holdback Deposit to Purchaser for such reimbursement. Escrow Agent shall, within three (3) days following the expiration of the Holdback Period, distribute to Seller to an account designated by Seller any amounts remaining in the Holdback Deposit, if any. All indemnification obligations of Seller set forth in this Agreement shall be limited to the amount of the Holdback Deposit which shall be the Purchaser’s sole recourse. Seller’s indemnification obligations shall expire following the Holdback Period.

ARTICLE IX.

COVENANTS AND AGREEMENTS

9.1 Conduct of Business of Seller.

(a) During the period from the Execution Date and continuing until the earlier of the termination of this Agreement in accordance with Section 4.4 or the Closing, except (1) for any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code, (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement or as set forth on Schedule 9.1(a), or (4) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause its Subsidiaries to:

(i) conduct the Business and operate and maintain the Acquired Assets and the assets of its Subsidiaries in the Ordinary Course of Business;

(ii) use commercially reasonable efforts to (x) preserve the goodwill of and relationships with Governmental Bodies, customers, suppliers, vendors, lessors, licensors, licensees, contractors, distributors, agents, Employees and others having business dealings with the Business; and (y) comply with all applicable Laws and, to the extent consistent therewith, preserve its assets (tangible and intangible), including the IT Assets; and

(iii) diligently prosecute and maintain all Seller Registered Intellectual Property Rights, including by making all requisite filings, renewals, and payments.

(b) During the period from the Execution Date and continuing until the earlier of the termination of this Agreement in accordance with Section 4.4 or the Closing, except (1) for any limitations on operations imposed by, or actions required by, the Bankruptcy Court or the Bankruptcy Code, (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement or as set forth on Schedule 9.1(a), or (4) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause its Subsidiaries not to:

(i) mortgage, pledge or subject to any Encumbrance (other than a Permitted Encumbrance) the Business or any of the Acquired Assets or the assets of its Subsidiaries;

(ii) sell, assign, license, transfer, convey, lease, surrender, relinquish, abandon, permit to lapse or otherwise dispose of any of the Acquired Assets or the assets of its Subsidiaries or offer or enter into any agreement to do any of the foregoing, except to the extent permitted by this Agreement;

(iii) cancel or compromise any material debt or Claim or waive or release any material right of Seller that constitutes an Acquired Asset or an asset of its Subsidiaries;

(iv) (A) enter into any new Contract or renew any existing Contract requiring payments by Seller and (B) cancel, terminate, amend, modify, supplement or rescind any Material Contract or any terms of any Material Contract without the express written approval of the Purchaser, which shall not be unreasonably withheld or delayed, except for the purpose of effecting any changes in applicable Law or implementing regulatory requirements;

(v) terminate, amend, modify or abandon any rights under any Material Contract or breach any Material Contract outside the Ordinary Course of Business;

(vi) incur any long-term expenditure associated with the Acquired Assets that would be an Assumed Liability or incur any long-term expenditure associated with the assets of its Subsidiaries;

(vii) incur or permit to be incurred any Liability (other than in connection with the performance of any Non-Assumed Contracts or execution of any Contracts that are not Material Contracts in the Ordinary Course of Business) that would be an Assumed Liability or that would increase the amount of an Assumed Liability;

(viii) incur or permit to be incurred any Liability (other than in connection with the execution of any Contracts that are not Material Contracts in the Ordinary Course of Business) with respect to any of its Subsidiaries;

(ix) (A) with respect to any Employee set forth on Schedule 9.1(b)(ix), increase the salary, bonus or severance arrangements of such Employee or amend, modify, terminate or enter into any employment or severance Contract with such Employee and (B) with respect to all other Employees, take any of the foregoing actions;

(x) [reserved];

(xi) make or rescind any material Tax election, file any amended Tax Return, change its fiscal year or financial or Tax accounting methods, policies or practices, settle or compromise any Tax Liability, enter into a closing agreement with respect to Taxes or agree to an extension of the period for assessment, reassessment or collection of any Taxes;

(xii) institute, settle or agree to settle or modify in any manner that is adverse to the Business, the Acquired Assets or the assets of its Subsidiaries, any litigation, action or other Legal Proceeding before any court or Governmental Body relating to the Acquired Assets and that is or will be an Assumed Liability;

(xiii) (A) take any action that reasonably jeopardizes the validity of or results in the revocation, surrender or forfeiture of, any of the Permits necessary for the continued operation of the Business, (B) fail to use commercially reasonable efforts to prosecute with due diligence any pending applications with respect to the Permits, including any renewals thereof, (C) with respect to the Permits, fail to make all filings and reports and pay all fees necessary or reasonably appropriate for the continued operation of the Business of Seller, as and when such filings, reports or payments are necessary or appropriate or (D) fail to initiate appropriate steps to renew any Permits held by Seller that are scheduled to terminate prior to or within sixty (60) days after the Closing or to prosecute any pending applications for any Permit;

(xiv) transfer, sell, assign, abandon, permit to lapse or grant any rights or modify any existing rights under any Seller Intellectual Property Rights, or enter into any settlement regarding the breach or infringement, misappropriation, dilution or other violation of, or challenge to title to, any Intellectual Property Rights;

(xv) make, commit to make or incur any Liability in excess of Ten Thousand United States Dollars (US$10,000) for capital expenditures;

(xvi) enter into a plan of consolidation, merger, share exchange or reorganization with any Person or adopt a plan of complete or partial liquidation;

(xvii) authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities);

(xviii) amend the charter documents, bylaws or similar governing documents of Seller;

(xix) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Body; or

(xx) enter into any Contract to do any of the foregoing or agree to do anything prohibited by this Section 9.1(b).

(c) Concurrent with Closing, Seller will (i) prepare and file with the appropriate Governmental Body appropriate documents, including, but not limited to, articles of amendment, changing Seller’s name so as to effectuate the transfer of the Acquired Names and any of like names or combinations of words or derivations thereof to Purchaser and promptly deliver evidence of such name change to Purchaser and (ii) cease using the Acquired Names, and any derivations thereof.

9.2 Access to Information.

(a) Seller agrees that, between the Execution Date and the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 4.4, Purchaser shall be entitled, through its officers, employees, counsel, accountants and other authorized representatives, agents and contractors (“Representatives”), to have such reasonable access to and make such reasonable investigation and examination of the books and records, properties, businesses, assets, Employees, accountants, auditors, counsel and operations of Seller as Purchaser’s Representatives may reasonably request (including for the avoidance of doubt, any attorneys or agents handling the prosecution or maintenance of the Seller Registered Intellectual Property Rights), provided, however, that Seller shall not be obligated to provide information that it is not permitted to provide under applicable Law. Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances, including Seller’s right to have its Representatives accompany Purchaser and its Representatives upon the Leased Real Property at the time of any inspection or examination and shall be subject to restrictions under applicable Law. Pursuant to this Section 9.2, Seller shall furnish to Purchaser and its Representatives such financial, operating and property related data and other information as such Persons reasonably request. Seller shall use commercially reasonable efforts to cause its Representatives to reasonably cooperate with Purchaser and Purchaser’s Representatives in connection with such investigations and examinations, and Purchaser shall, and use its commercially reasonably efforts to cause its Representatives to, reasonably cooperate with Seller and its Representatives and shall use their reasonable efforts to minimize any disruption to the Business. Purchaser and its Representatives shall be permitted to contact, or engage in discussions or otherwise communicate with Seller’s landlords, clients, suppliers and other Persons with which Seller has material commercial dealings, provided, that Purchaser must obtain the prior consent of Seller, which consent shall not be unreasonably withheld or delayed, to initiate such communications and give Seller the opportunity to be present therefor.

(b) From and after the Closing Date, Seller shall, and shall cause its Subsidiaries to, give Purchaser and Purchaser’s Representatives reasonable access during normal business hours to the offices, facilities, properties, assets, Employees, Documents (including, without limitation, any Documents included in the Excluded Assets), personnel files and books and records of Seller pertaining to the Business. In connection with the foregoing, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause their respective Representatives to furnish, at Purchaser’s expense, to Purchaser such financial, technical, operating and other information pertaining to the Business as Purchaser’s Representatives shall from time to time reasonably request and to discuss such information with such Representatives. Without limiting the generality of the foregoing, at Purchaser’s expense, Seller shall cooperate with Purchaser as may reasonably be requested by any of Purchaser or its Representatives for purposes of (i) enabling an independent accounting firm selected by Purchaser to conduct an audit of the Business, including access to Seller’s independent auditors’ working papers pertaining to the Business or the Acquired Assets including any environmental assessment; (ii) undertaking, with the consent of Seller, which consent shall not be unreasonably withheld or delayed, any study of the condition or value of the Acquired Assets; and (iii) undertaking any study relating to Seller’s compliance with Laws; and Seller acknowledges that information or access may be requested and used for such purpose; provided, however, that the access, and related rights to investigate and examine, granted to Purchaser and its Representatives pursuant to this Agreement shall not constitute nor be construed as a waiver of any applicable legal privilege of Seller, including the attorney-client and work product privileges.

(c) From and after the Closing Date until the first (1st) anniversary of the Closing Date, Purchaser shall give Seller and Seller’s Representatives reasonable access during normal business hours to the offices, facilities, properties, assets, Employees, Documents (including, without limitation, any Documents included in the Acquired Assets), personnel files and books and records of Purchaser pertaining to (i) the conduct of the Business or ownership of the Acquired Assets prior to the Closing Date or (ii) the Excluded Assets and Excluded Liabilities that are reasonable and necessary to the administration of Seller’s estate, provided however that Seller shall reimburse Purchaser for ordinary and necessary out-of-pocket costs incurred by Purchaser related to such access (i.e. copying costs). In connection with the foregoing, Purchaser shall use commercially reasonable efforts to cause its Representatives to furnish to Seller such financial, technical, operating and other information pertaining to (i) the conduct of the Business or ownership of the Acquired Assets prior to the Closing Date, or (ii) the Excluded Assets and Excluded Liabilities, in each case, as Seller’s Representatives shall from time to time reasonably request and to discuss such information with such Representatives.

(d) No information received pursuant to an investigation made under this Section 9.2 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of Seller set forth in this Agreement or any certificate or other instrument delivered to Purchaser in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Seller Disclosure Schedule, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or otherwise available at Law or in equity, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article X.

(e) On the Execution Date, Seller shall provide Purchaser with a list of all payments, filings, and other actions which are due to be made or taken in connection with the prosecution and maintenance of the Seller Registered Intellectual Property Rights during the period beginning on the date hereof and extending to the date that is three (3) months following the scheduled Closing Date. Such list will be promptly updated by Seller if the scheduled Closing Date is postponed.

9.3 Rejected Contracts. Seller shall not obtain an order approving the rejection or assumption of any Assigned Contract in any bankruptcy proceeding following the date hereof unless in accordance with this Agreement without the prior written consent of Purchaser.

9.4 Further Agreements. Purchaser authorizes and empowers Seller from and after the Closing Date to receive and to open all mail received by Seller relating to the Acquired Assets, the Business or the Assumed Liabilities and to deal with the contents of such communications in accordance with the provisions of this Section 9.4. Seller shall, and shall cause its Subsidiaries to, (a) promptly deliver to Purchaser or its Affiliates any mail or other communication received by it after the Closing Date and relating to the Acquired Assets, the Business or the Assumed Liabilities, (b) promptly transfer in immediately available funds to Purchaser or its Affiliates any cash, electronic credit or deposit received by Seller but solely to the extent that such cash, electronic credit or deposit are Acquired Assets and (c) promptly forward to Purchaser or its Affiliates any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Acquired Assets. Purchaser or its Affiliates shall (x) promptly deliver to Seller any mail or other communication received by it after the Closing Date and relating to the Excluded Assets or the Excluded Liabilities, (y) promptly wire transfer in immediately available funds to Seller, any cash, electronic credit or deposit received by it but solely to the extent that such cash, electronic credit or deposit are Excluded Assets and (z) promptly forward to Seller any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Excluded Assets. From and after the Closing Date, Seller shall refer all inquiries with respect to the Business, the Acquired Assets and the Assumed Liabilities to Purchaser, and Purchaser shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to Seller.

9.5 Further Assurances.

(a) Subject to the terms and conditions of this Agreement (including Section 8.2) and applicable Law, Seller and Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, and shall coordinate and cooperate with each other in exchanging information, keeping the other party reasonably informed with respect to the status of the matters contemplated by this Section 9.5 and supplying such reasonable assistance as may be reasonably requested by the other party in connection with the matters contemplated by this Section 9.5. Without limiting the foregoing, following the Execution Date and until the date on which the Closing occurs or this Agreement is terminated in accordance with Section 4.4, the parties shall use their commercially reasonable efforts to take the following actions but solely to the extent that such actions relate to the transactions contemplated by this Agreement:

(i) obtain any required consents, approvals (including Regulatory Approvals), waivers, Permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with, and applications and submissions to, any Governmental Body or third party and provide all such information concerning such party as may be necessary or reasonably requested in connection with the foregoing;

(ii) avoid the entry of, or have vacated or terminated, any injunction, decree, Order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby;

(iii) take any and all reasonably necessary steps to avoid or eliminate every impediment under any applicable Law that is asserted by any Governmental Body with respect to the transactions contemplated hereby so as to enable the consummation of such transactions to occur as expeditiously as possible;

(iv) execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and cooperate and take such further actions, as may be reasonably necessary or appropriate to transfer and assign fully to Purchaser and its successors and assigns, all of the Acquired Assets, and for Purchaser and its successors and assigns, to assume the Assumed Liabilities as contemplated in this Agreement, and to otherwise make effective the transactions contemplated hereby and thereby; and without limiting the foregoing, Seller agrees that upon request it will, in a timely manner execute or arrange for execution of such further documents as may be required, if any, from Seller, or take such other actions as Purchaser may reasonably request, to permit Purchaser to record the assignment of the Seller Registered Intellectual Property Rights required to be sold by Seller hereunder free and clear of all Encumbrances (other than Permitted Encumbrances), and to correct any defect in the record title to any of such Seller Registered Intellectual Property Rights;

(v) take any and all commercially reasonable actions necessary to effect the transfer of all of the Permits and include all such Permits in the Acquired Assets to the extent transferrable under applicable Law; and

(vi) provide Purchaser with assistance in identifying and obtaining the Permits necessary to operate the Business.

Subject to the terms and conditions of this Agreement, the parties shall not take any action or refrain from taking any action the effect of which would be to delay or impede the ability of Seller and Purchaser to consummate the transactions contemplated by this Agreement, unless in such party’s reasonable judgment, taking such action or refraining from taking such action is consistent with achieving the ultimate objective of consummating the transactions contemplated hereby or is required by applicable Law.

(b) Following the Execution Date and until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 4.4, Seller, on the one hand, and Purchaser, on the other hand, shall keep each other reasonably informed as to the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Seller or Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, the obligations of Seller pursuant to this Section 9.5 shall be subject to any Orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Chapter 11 Case), and Seller’s obligations as a debtor in possession to comply with any Order of the Bankruptcy Court (including the Bidding Procedures Order and the Sale Order) and Seller’s duty to seek and obtain the highest or otherwise best price for the Business as required by the Bankruptcy Code.

9.6 Preservation of Records. Seller and Purchaser agree that each of them shall, and Seller shall cause its Subsidiaries to, preserve and keep the Documents held by them or their Affiliates relating to the Business, the Acquired Assets and Assumed Liabilities for a period of one (1) year from the Closing Date, in the case of Purchaser, and until the closing of the Chapter 11 Case or the liquidation and winding up of Seller’s estate, in the case of Seller, and shall make such Documents available to the other party as may be reasonably required by such other party in connection with, among other things, any insurance claims by, actions or Tax audits against or governmental investigations of Seller or Purchaser or any of their respective Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event that Seller or Purchaser wish to destroy such Documents at the end of any such period, such party shall first give sixty (60) days prior written notice to the other party and such other party shall have the right at its option and expense, upon prior written notice given to such party within such sixty (60) day period, to take possession of the Documents within one hundred and twenty (120) days after the date of such notice, or such shorter period as the liquidation and winding up of Seller’s estate shall permit.

9.7 Publicity. Except as required by applicable Law (including by the Bankruptcy Court or the Bankruptcy Code or federal securities Laws), each of Seller and Purchaser shall not issue a press release or make any other public announcement concerning this Agreement or the matters or transactions contemplated hereby without the prior written approval of the other parties hereto (which approval shall not be unreasonably withheld, conditioned or delayed).

9.8 Notification of Certain Matters. Seller shall, and shall cause its Subsidiaries to, give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (a) any notice or other communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement is not likely to be obtained prior to Closing, (b) any written motion, objection or proceeding that challenges the transactions contemplated hereby or the entry of the approval of the Bankruptcy Court, (c) the occurrence or nonoccurrence of any event or condition or the existence of any fact that could reasonably be expected or likely to cause (i) any of the conditions to Seller’s obligations to consummate the transaction(s) contemplated by this Agreement or by any Ancillary Agreement not to be fulfilled, (ii) any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement, or (iii) directly or indirectly, any Material Adverse Effect on Seller, and (d) the receipt of any proposal for an Alternative Transaction and shall deliver all written proposals for, and any written motion, objection or proceeding related to, an Alternative Transaction to Purchaser. To the extent permitted by applicable Law, Seller shall, and shall cause its Subsidiaries to, give prompt notice to Purchaser of (w) any notice of any alleged violation of Law applicable to Seller, (x) the commencement of any investigation, inquiry or review by any Governmental Body with respect to the Business or that any such investigation, inquiry or review, to the Knowledge of Seller, is contemplated, and (y) the infringement or unauthorized use by any Person of any material Intellectual Property Rights (of which Seller has Knowledge).

9.9 Insurance Policies. [reserved].

9.10 Regulatory Affairs. Seller shall, and shall cause its Subsidiaries to, to the fullest extent permitted by applicable Law, (i) promptly advise Purchaser of the receipt of any communication from the FDA or any similar state or foreign Governmental Body or other U.S. Governmental Body whether oral, written, electronic or otherwise, (ii) provide Purchaser with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any such Governmental Body and to review any such response, submission or communication prior to the filing or delivery thereof, and (iii) provide Purchaser with the opportunity to participate in any meetings or substantive telephone conversations that Seller or its representatives may have from time to time with any such Governmental Body. At Purchaser’s request, Seller shall assist Purchaser in obtaining any meetings with, or facilitating communications between, Purchaser and the FDA or any similar state or foreign Governmental Body or other U.S. Governmental Body.

9.11 Recharacterization. If Purchaser requests that Seller commence a proceeding in Bankruptcy Court seeking to recharacterize any lease obligation of Seller to financing obligations (a “Recharacterization”), Seller shall use its commercially reasonable efforts to obtain a Final Order or judgment with respect to a Recharacterization at Purchaser’s sole expense.

9.12 Sale Process. Seller shall reasonably promptly after receipt thereof share with Purchaser all formal and informal offers and deliver to Purchaser copies of written expressions of interest with respect to its assets and property.

ARTICLE X.

CONDITIONS TO CLOSING

10.1 Conditions Precedent to the Obligations of Purchaser and Seller. The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Seller and Purchaser in whole or in part to the extent permitted by applicable Law):

(a) there shall not be in effect any statute, rule, regulation, Law or Order enacted, issued, entered or promulgated by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b) the Bankruptcy Court shall have entered the Sale Order and such order shall be a Final Order and in form and substance reasonably satisfactory to Seller and Purchaser.

10.2 Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Seller in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Purchaser set forth in Article VI hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a certain date, which shall be true and correct as of such date as though made on and as of such date) and Seller shall have received from Purchaser a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and Seller shall have received from Purchaser a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(c) Purchaser shall have delivered, or caused to be delivered, to Seller all of the items set forth in Section 4.3; and

(d) all portions of the Purchase Price shall have been delivered in accordance with Section 3 less the aggregate amount of funds in the Deposit Escrow (all of which shall be transferred directly to Seller by the Escrow Agent) or the Holdback (which shall be distributed in accordance with Section 8.4).

10.3 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) Seller shall have delivered to Purchaser (i) a certified copy of the Sale Order (which shall contain, among other things, the terms described in Section 8.2 and no Order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date) and (ii) copies of all affidavits of service of the Sale Motion or notice of such motion filed by or on behalf of Seller (which service shall comply with Section 8.1(d));

(b) the representations and warranties of Seller set forth in Article V hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a certain date, which shall be true and correct as of such date as though made on and as of such date) and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the foregoing effect;

(c) Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Seller on or prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated such Closing Date, to the forgoing effect;

(d) Except as provided in Section 2.6, all of the Assigned Contracts (unless otherwise expired) set forth in Section 10.3(d) of the Seller Disclosure Schedule, shall (i) be assignable to Purchaser without the consent of the counterparty to such Assigned Contract for such assignment (or such consent shall have been received prior to the Closing Date) and (ii) have had all of Seller’s monetary breaches and monetary defaults thereunder cured as of the Closing Date by payment of the Cure Costs by Seller up to the Cure Cap from the Purchase Price (or creation of reserves therefor) in accordance with the Sale Order or otherwise;

(e) Seller shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2;

(f) Purchaser shall have obtained all of the permits and licenses necessary for it to acquire and own the Acquired Assets and to conduct the Business immediately after the Closing Date, and all of such permits and licenses shall be in full force and effect;

(g) The total amount of the Cure Costs paid by Seller shall not exceed $5,000,000 in the aggregate;

(h) All consents required for the assignment of the Acquired Intellectual Property, without any material modification in the terms of any such Acquired Intellectual Property, shall have been obtained and shall be in full force and effect;

(i) Between the Execution Date and the Closing Date, there shall not have occurred a Regulatory Negative Event;

(j) The Key Employees shall have accepted their offers (unless waived by Purchaser in accordance herewith); and

(k) Between the date hereof and the Closing Date, there shall not have occurred and be continuing any Material Adverse Effect in the Business of the Acquired Assets.

10.4 Failure Caused by Party’s Failure to Comply. Neither Seller nor Purchaser may rely on the failure of any condition set forth in Sections 10.1, 10.2 or 10.3, as the case may be, if such failure was caused directly by such party’s failure to comply with any provision of this Agreement.

10.5 Specific Performance. The Seller shall have the right to specific performance against Purchaser to enforce this Agreement if Seller has satisfied the conditions set forth in Section 10.1 and Section 10.3 of this Agreement.

ARTICLE XI.

TAXES

11.1 Additional Tax Matters.

(a) Any sales, use, transfer, deed, fixed asset, stamp, documentary stamp or other similar type Taxes and recording charges (each, a “Transfer Tax”) which may be payable by reason of the acquisition of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated herein shall be borne and timely paid by Seller. Purchaser and Seller shall cooperate to prepare and timely file any Tax Returns required to be filed in connection with Transfer Taxes described in the immediately preceding sentence.

(b) All real and personal property Taxes imposed on, or levied with respect to, the Acquired Assets for any Tax Period commencing on or prior to the Closing Date and ending on or after the Closing Date (a “Straddle Period”) shall be prorated between Purchaser and Seller as of the end of the Closing Date, with (a) Seller being liable for such Taxes attributable to any portion of a Straddle Period ending on the Closing Date and (b) Purchaser being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Closing Date. All such prorations shall be allocated so that items relating to the portion of a Straddle Period ending on the Closing Date shall be allocated to Seller based upon the number of days in the Straddle Period ending on the Closing Date and items related to the portion of a Straddle Period beginning after the Closing Date shall be allocated to Purchaser based upon the number of days in the Straddle Period beginning after the Closing Date. For purposes of Section 2.3 (other than Sections 2.3(f)) and 2.4(b)(ii)), all Liabilities for Taxes other than real and personal property Taxes imposed for a Straddle Period shall be determined for the portion of the Straddle Period ending on the Closing Date as if the Closing Date was the last day of the relevant Taxable Period.

(c) Purchaser shall, within one-hundred twenty (120) days after the Closing Date, prepare and deliver to Seller for its consent (which consent shall not be unreasonably withheld, delayed or conditioned) a schedule allocating the Purchase Price and any other item of consideration, including Assumed Liabilities, to the extent properly taken into account for U.S. tax purposes, among the Acquired Assets in accordance with Section 1060 of the Code (such schedule, the “Allocation Schedule”). If Seller raises any objection to the Allocation Schedule within twenty (20) days of the receipt thereof, Purchaser and Seller will negotiate in good faith to resolve such objection(s). In the case of any adjustment to the Purchase Price or any other items of consideration requiring an amendment to the Allocation Schedule, such amended Allocation Schedule shall be prepared by Purchaser, subject to review by Seller and subject to dispute resolution pursuant to the same procedures set forth in this Section 11.1(c) applicable to the initial Allocation Schedule. Purchaser and Seller shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation Schedule as finally agreed upon, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any Governmental Body or any other proceeding); provided, however, that nothing contained herein shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any Governmental Body based upon or arising out of the Allocation Schedule, and neither Purchaser nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Body challenging the contents of the Allocation Schedule. Purchaser and Seller shall cooperate in the filing of any forms (including IRS Form 8594 under Section 1060 of the Code) with respect to the contents of the Allocation Schedule, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price. If and to the extent the parties are unable to agree on the contents of the Allocation Schedule, the parties shall retain a mutually agreed-upon accounting firm of national repute to resolve such dispute. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 11.1(c) shall survive the Closing without limitation.

ARTICLE XII.

MISCELLANEOUS

12.1 Payment of Expenses. Whether or not the transactions contemplated hereby are consummated, Seller shall be responsible for all of its expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to Section 8.3(a), whether or not the transactions contemplated hereby are consummated, Purchaser shall be responsible for all of its expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.2 Survival of Representations and Warranties; Survival of Confidentiality. The parties hereto agree that the representations and warranties, and the covenants and agreements to be performed prior to the Closing, contained in this Agreement shall survive Closing, and shall expire upon termination or expiration of the Holdback Period. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive in accordance with the terms of the particular covenant, until fully performed or, if earlier, upon Seller’s dissolution.

12.3 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto and other documents specifically referred to herein) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.

12.4 Counterparts. For the convenience of the parties hereto, this Agreement may be executed (by facsimile or PDF signature) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

12.5 Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE AND WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

12.6 Jurisdiction, Waiver of Jury Trial.

(a) THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER THE PARTIES HERETO AND ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.7 Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) day after being sent by overnight courier or when sent by facsimile transmission or email PDF format (with a confirming copy sent by overnight courier), and (iii) three (3) days after being sent by registered or certified mail, postage prepaid, as follows:

If to Seller, to:

BIND Therapeutics, Inc.

c/o Latham & Watkins LLP

355 S. Grand Ave.

Los Angeles, CA 90071-1560

Attention: Chief Executive Officer, c/o Peter M. Gilhuly

With a copy (which shall not constitute effective notice) to:

Latham & Watkins LLP

355 S. Grand Ave.

Los Angeles, CA 90071-1560

Attention: Peter M. Gilhuly

Facsimile: (213) 891-8763

E-mail: Peter.Gilhuly@lw.com

If to Purchaser, to:

Pfizer, Inc.

235 East 42nd Street

New York, NY 10017

Attention: Daniel Karp and Stefanie Hansen

E-mail:	Daniel.Karp@pfizer.com;
Stefanie.A.Hansen@pfizer.com

with copies to (which shall not constitute effective notice):

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Attention: Thomas R. Califano

Facsimile: (212) 884-8690

E-mail: Thomas.Califano@dlapiper.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

12.8 Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or Purchaser (by operation of Law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent will be void; provided, however, that Purchaser may assign all of its rights and all of its obligations hereunder to an Affiliate prior to the Closing. For the avoidance of doubt, the parties hereto acknowledge and agree that following an assignment of its rights and obligations hereunder to an Affiliate (i) Purchaser shall not receive any Acquired Assets or assume any Assumed Liabilities, respectively, and (ii) Purchaser shall have no rights or obligations hereunder or in connection herewith. Except as otherwise expressly provided in this Section 12.8, no assignment of any obligations hereunder will relieve the parties hereto of any such obligations. Upon any permitted assignment, the references in this Agreement to Seller or Purchaser will apply to any such assignee unless the context otherwise requires.

12.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

12.10 Non-Recourse. Except as expressly contemplated by this Agreement, no past, present or future director, officer, employee, advisor, lawyer, agent, representative, incorporator, member, partner or equityholder of Seller or Purchaser shall have any liability for (i) any obligations or liabilities of Seller or Purchaser under this Agreement or the certificate of incorporation and by-laws or comparable organizational documents of Seller or Purchaser, or (ii) any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

12.11 Time of the Essence. Time is of the essence in the performance of each of the obligations of the parties and with respect to all covenants and conditions to be satisfied by the parties in this Agreement and all documents, acknowledgments and instruments delivered in connection herewith.

12.12 Miscellaneous.

(a) Certain Interpretations. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) All references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.

(ii) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iii) The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(iv) The words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation” (regardless of whether such words or similar words actually appear).

(v) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(vi) Any reference in this Agreement to $ shall mean United States Dollars.

(vii) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(viii) The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(b) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(c) This Agreement is the result of the joint efforts of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of the parties and there is to be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

(d) Purchaser acknowledges hereby that Seller may not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SELLER:

BIND THERAPEUTICS, INC.

By:	/s/ Andrew Hirsch
	Name:	Andrew Hirsch
	Title:	President and CEO

PURCHASER:

PFIZER, INC.

By:	/s/ Daniel Karp
Name: Daniel Karp
Title: Vice President, Business Development